Exhibit 2.1
PURCHASE AND INVESTMENT AGREEMENT
AMONG
ENCORE OPERATING, L.P.,
ENCORE ENERGY PARTNERS OPERATING LLC
AND
ENCORE ENERGY PARTNERS LP

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EXHIBITS

Exhibit “A”	Properties

Exhibit “A-1”	Wells and Units

Exhibit “A-2”	Equipment

Exhibit “B”	Conveyance

Exhibit “C”	Indemnity Agreement
SCHEDULES

Schedule 1.2(d)	Contracts

Schedule 1.2(e)	Surface Contracts

Schedule 1.2(g)	Pipelines

Schedule 1.2(j)	Field Offices

Schedule 1.4(b)	Effective Time; Proration of Costs and Revenues

Schedule 1.4(c)	Costs Prior to Effective Time

Schedule 2.3	Allocation of Consideration for Tax Purposes

Schedule 3.3(e)	Liens and Taxes

Schedule 3.3(f)	Other Liens

Schedule 5.7(a)	Litigation

Schedule 5.7(b)	Notice of Non-Compliance

Schedule 5.8	Taxes and Assessments

Schedule 5.9	Compliance with Laws

Schedule 5.10	Contract Matters

Schedule 5.11	Hydrocarbon Production Payments

Schedule 5.12	Governmental Authorizations

Schedule 5.13	Preference Rights and Transfer Requirements

Schedule 5.14	Payout Balances

Schedule 5.15	Outstanding Capital Commitments

Schedule 5.16	Imbalances

Schedule 5.23	Plugging and Abandonment

Schedule 7.6	Operation of Business

Schedule 11.3	Interests Held in Suspense

Schedule 12.6	Bonds, Letters of Credit and Guarantees

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DEFINITIONS
“Adjusted Consideration” shall mean the Consideration after calculating and applying the adjustments set forth in Section 2.2.
“Adjustment Period” has the meaning set forth in Section 2.2(a).
“AFE” means authority for expenditure.
“Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person. “Control” means ownership of fifty percent (50%) or more of the voting interest (stock or otherwise) of such Person.
“Agreement” means this Purchase and Investment Agreement.
“Aggregate Benefit Deductible” has the meaning set forth in Section 3.4(k).
“Aggregate Title Deductible” has the meaning set forth in Section 3.4(j).
“Allocated Value” has the meaning set forth in Section 3.4(a).
“Assessment” has the meaning set forth in Section 4.1.
“Assets” has the meaning set forth in Section 1.2 and shall include, collectively, the Purchase Assets and the Investment Assets.
“Assumed Obligations” has the meaning set forth in Section 11.3.
“Bonds” means bonds, lease bonds, area-wide bonds and surety bonds.
“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.
“Claim” or “Claims” has the meaning set forth in Section 11.4(a).
“Claim Notice” has the meaning set forth in Section 11.5(b).
“Closing” has the meaning set forth in Section 9.1(a).
“Closing Date” has the meaning set forth in Section 9.1(b).
“Closing Payment” has the meaning set forth in Section 9.4(a).
“Code” has the meaning set forth in Section 2.3.
“Common Units” means common units representing limited partner interests in the Partnership.
“Conflicts Committee” means the Conflicts Committee as now or hereafter constituted of the Board of Directors of the general partner of the Partnership.
“Consideration” has the meaning set forth in Section 2.1(b).
“Contracts” has the meaning set forth in Section 1.2(d).

“Conveyance” has the meaning set forth in Section 3.1(b).
“COPAS” means the Council of Petroleum Accountants Society.
“Cure Period” has the meaning set forth in Section 3.4(c).
“Defensible Title” has the meaning set forth in Section 3.2.
“DTPA” has the meaning set forth in Section 11.9.(a).
“EAC Indentures” means (i) the Indenture dated as of April 2, 2004 with respect to the Company’s 6.25% Senior Subordinated Notes Due 2014, (ii) the Indenture dated as of July 13, 2005 with respect to the Company’s 6.0% Senior Subordinated Notes Due 2015, and (iii) the Indenture dated as of November 16, 2005, together with a First Supplemental Indenture dated as of November 23, 2005 with respect to the Company’s 7.25% Senior Subordinated Notes Due 2017.
“EEPO” means Encore Energy Partners Operating LLC, a Delaware limited liability company.
“EEPO Indemnitees” shall mean EEPO, EEPO’s Affiliates (including the General Partner, the Partnership and their controlled Affiliates but otherwise excluding EOLP and its Affiliates), joint owners and venturers, co-lessees and partners, and EEPO’s contractors and each of their respective officers, directors, employees, agents, representatives, insurers, subcontractors, successors and permitted assigns.
“Effective Time” has the meaning set forth in Section 1.4(a).
“Environmental Laws” means, as the same may have been amended, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and all applicable related Law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing.
“Environmental Liabilities” shall mean any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets prior to the Effective Time or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets prior to the Effective Time.
“EOLP” means Encore Operating, L.P., a Texas limited partnership.
“EOLP Indemnitees” shall mean EOLP, EOLP’s Affiliates (excluding the General Partner, the Partnership and any of their controlled Affiliates), joint owners and venturers, co-lessees and partners, and EOLP’s contractors, and each of their respective officers, directors, employees, agents, representatives, insurers, subcontractors, successors and permitted assigns.
“EOLP Operated Assets” shall mean Assets operated by EOLP.
“Equipment” has the meaning set forth in Section 1.2(f).
“Excluded Assets” has the meaning set forth in Section 1.3.
“Financial Statements” has the meaning set forth in Section 7.7(a).
“Fundamental Representations” mean the representations set forth in Sections 5.2, 5.3, 5.4, 5.5, 5.8, 6.1, 6.2, 6.3, and 6.4.
“General Partner” means Encore Energy Partners GP LLC, a Delaware limited liability company and general partner of the Partnership.
“Governmental Authorizations” has the meaning set forth in Section 5.12.
“Governmental Body” or “Governmental Bodies” means any federal, state, local, municipal, or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.
“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.
“Imbalance” or “Imbalances” means over-production of Hydrocarbons or under-production of Hydrocarbons or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production of Hydrocarbons or under-production of Hydrocarbons or over-deliveries or under-deliveries arise at the platform, wellhead, pipeline, gathering system, transportation or other location.
“Indemnified Party” has the meaning set forth in Section 11.5(a).
“Indemnifying Party” has the meaning set forth in Section 11.5(a).
“Indemnity Claim” has the meaning set forth in Section 11.5(b).
“Individual Benefit Threshold” has the meaning set forth in Section 3.4(k).
“Individual Title Threshold” has the meaning set forth in Section 3.4(j).

“Invasive Activity” has the meaning set forth in Section 4.1.
“Investment Assets” means the Properties identified as investment assets on Exhibit A and Exhibit A-1, together with all related or associated Assets.
“Investment Consideration” has the meaning set forth in Section 2.1(b).
“Lands” has the meaning set forth in Section 1.2(a).
“Laws” means all statutes, laws (including common law), rules, regulations, ordinances, orders, and codes of Governmental Bodies.
“Leases” has the meaning set forth in Section 1.2(a).
“Like-Kind Exchange” has the meaning set forth in Section 7.9(d).
“Material Adverse Effect” means any effect that is reasonably expected to have an adverse effect on the ownership, operation or value of the Assets, as currently operated, in an amount in excess of ten percent (10%) of the Consideration; provided, however, that “Material Adverse Effect” shall not include (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war, (iii) any effect that affects the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally), and (iv) any effect resulting from a change in Laws or regulatory policies.
“Net Revenue Interest” has the meaning set forth in Section 3.2(a).
“NORM” means naturally occurring radioactive material.
“Partnership” means Encore Energy Partners LP, a Delaware limited partnership.
“Payout Balance(s)” means the status of the recovery by EOLP or a third party of a cost amount specified in the contract relating to a Well included in the Properties out of the revenue from such Well where the working interest or the net revenue interest, royalty interest or overriding royalty interest of EOLP therein will be adjusted when such amount has been recovered.
“Permitted Encumbrances” has the meaning set forth in Section 3.3.
“Pipelines” has the meaning set forth in Section 1.2(g).
“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.
“Preference Property” has the meaning set forth in Section 7.8(b).
“Preference Right” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof or

(ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.
“Properties” has the meaning set forth in Section 1.2(c).
“Property Costs” has the meaning set forth in Section 1.4(b).
“Purchase Assets” means the Properties identified as Purchase Assets on Exhibit A and Exhibit A-1, together with all related or associated Assets.
“Purchase Cash Consideration” has the meaning set forth in Section 2.1(a).
“Purchase Consideration” has the meaning set forth in Section 2.1(a).
“Purchase Unit Consideration” has the meaning set forth in Section 2.1(a).
“Records” has the meaning set forth in Section 1.2(i).
“REGARDLESS OF FAULT” has the meaning set forth in Section 11.4(a).
“Retained Asset” has the meaning set forth in Section 7.8(d).
“Royalty Amounts” has the meaning set forth in Section 11.3.
“Section 721 Assets” shall mean the Assets treated as contributed to the Partnership under Section 721 of the Code.
“Section 1001 Assets” shall mean the Assets treated as sold to the Partnership for federal income tax purposes pursuant to Section 1001 of the Code.
“Securities Act” has the meaning set forth in Section 5.21(a)(ii).
“Surface Contracts” has the meaning set forth in Section 1.2(e).
“Tax Allocated Value” has the meaning set forth in Section 2.3.
“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other governmental fees or charges imposed by any taxing authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.
“Tax Returns” has the meaning set forth in Section 5.8.
“Title Arbitrator” has the meaning set forth in Section 3.4(i).
“Title Benefit” has the meaning set forth in Section 3.2(c).
“Title Benefit Amount” has the meaning set forth in Section 3.4(e).
“Title Benefit Notice” has the meaning set forth in Section 3.4(b).

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“Title Claim Date” has the meaning set forth in Section 3.4(a).
“Title Defect” has the meaning set forth in Section 3.2(c).
“Title Defect Amount” has the meaning set forth in Section 3.4(d).
“Title Defect Notice” has the meaning set forth in Section 3.4(a).
“Title Defect Property” has the meaning set forth in Section 3.4(a).
“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein, other than any consent of, notice to, filing with, or other action by Governmental Bodies in connection with the sale or conveyance of oil and/or gas leases or interests therein or Surface Contracts or interests therein, if they are not required prior to the assignment of such oil and/or gas leases, Surface Contracts or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).
“Units” has the meaning set forth in Section 1.2(c).
“Wells” has the meaning set forth in Section 1.2(b).

PURCHASE AND INVESTMENT AGREEMENT
     This Purchase and Investment Agreement is executed on December 27, 2007, by and among Encore Operating, L.P., a Texas limited partnership (“EOLP”), Encore Energy Partners Operating LLC, a Delaware limited liability company (“EEPO”), and Encore Energy Partners LP, a Delaware limited partnership (the “Partnership”). EOLP, EEPO and the Partnership are collectively referred to herein as “Parties” and individually referred to as a “Party”.
RECITALS
     A. EOLP owns various oil and gas properties, either of record or beneficially, as more fully described in the Exhibits hereto.
     B. The Parties desire to exchange the properties and rights of EOLP hereafter described for cash and Common Units.
     C. Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in the preceding Definitions section hereof.
     NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound by the terms hereof, agree as follows:
ARTICLE 1
PURCHASE AND INVESTMENT
     Section 1.1 Purchase and Investment.
     (a) Purchase. At the Closing, and upon the terms and subject to the conditions of this Agreement, EOLP desires to sell to EEPO, and EEPO desires to purchase from EOLP, the Purchase Assets in exchange for the Purchase Consideration and the assumption by EEPO of the Assumed Obligations attributable to the Purchase Assets.
     (b) Investment. At the Closing, and upon the terms and subject to the conditions of this Agreement, EOLP desires to exchange the Investment Assets with EEPO for the Investment Consideration and the assumption by EEPO of the Assumed Obligations attributable to the Investment Assets.
     EOLP intends that the purchase contemplated in Section 1.1(a) shall be treated as an “Asset Disposition” under the EAC Indentures and that the transfer contemplated in Section 1.1(b) shall be treated as a “Restricted Payment” under the EAC Indentures.
     Section 1.2 Assets.
     As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of EOLP’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following (but excluding the Excluded Assets):

     (a) All of the oil and gas leases; subleases and other leaseholds; carried interests; farmout rights; options; and other properties and interests described on Exhibit A, subject to such depth limitations and other restrictions as may be set forth on Exhibit A (collectively, the “Leases”), together with each and every kind and character of right, title, claim, and interest that EOLP has in and to the Leases, except for Excluded Assets, or the lands covered thereby or lands currently pooled, unitized, communitized or consolidated therewith (the “Lands”);
     (b) All oil, gas, water or injection wells located on the Lands, whether producing, shut-in, or temporarily abandoned, including the interests in the wells shown on Exhibit A-1 attached hereto (the “Wells”);
     (c) Except for the Excluded Assets, all interests of EOLP in or to any currently existing pools or units which include any Lands or all or a part of any Leases or any Wells, including those pools or units shown on Exhibit A-1 (the “Units”; the Units, together with the Leases, Lands and Wells, being hereinafter collectively referred to as the “Properties”), and including all interests of EOLP in production of Hydrocarbons from any such Unit, whether such Unit production of Hydrocarbons comes from Wells located on or off of a Lease or the Lands, and all tenements, hereditaments and appurtenances belonging to the Wells, Leases and Units;
     (d) All contracts, agreements and instruments by which the Properties are bound, or that relate to or are otherwise applicable to the Properties, but only to the extent applicable to the Properties and not EOLP’s other properties, including but not limited to: operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, casinghead gas or processing agreements to the extent applicable to the Properties or the production of Hydrocarbons produced in association therewith from the Properties, including those identified on Schedule 1.2(d) (hereinafter collectively referred to as “Contracts”), but excluding any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.8 and provided, that “Contracts” shall not include the instruments constituting the Leases;
     (e) All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (“Surface Contracts”) appurtenant to, and used or held for use primarily in connection with the Properties (including those identified on Schedule 1.2(e)), but excluding any permits and other rights to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.8;
     (f) All equipment, machinery, fixtures and other tangible personal property (including spare parts, owned vehicles and leased vehicles (to the extent that the leases covering such vehicles are assignable)) and improvements located on the Properties or used or held for use primarily in connection with the operation of the Properties, including those identified on Exhibit A-2 (“Equipment”);
     (g) All flow lines, pipelines, gathering systems and appurtenances thereto located on the Properties or used, or held for use, primarily in connection with the operation of the Properties, including those identified on Schedule 1.2(g) (“Pipelines”);
     (h) All Hydrocarbons produced from or attributable to the Properties from and after the Effective Time;

     (i) Copies of all lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; computer and communications software or intellectual property presently used for the operation of the Assets and located on the Properties and within the possession and control of EOLP (including codes, tapes, data and program documentation and related technical information); land surveys; logs, interpretive data, technical evaluations and technical outputs, but only to the extent such logs, data, evaluations and outputs are not subject to any third-party confidentiality limitations or transfer restrictions; maps; engineering data and reports; and other books, records, data, files, and accounting and financial records, including Tax records, in each case to the extent related primarily to the Assets, or used or held for use primarily in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.8, (ii) attorney-client privileged communications and work product of EOLP’s legal counsel (other than title opinions related to the Properties or other privileged documents insofar as they relate to the Assumed Obligations), (iii) reserve studies and evaluations, and (iv) records relating to the negotiation and consummation of the sale of the Assets (subject to such exclusions, the “Records”); and
     (j) The field offices identified on Schedule 1.2(j); and
     (k) All seismic data (including raw data and any interpretive data or information relating to such seismic data) or licenses related to the Properties to the extent transferable without material restriction or payment of a transfer or licensing fee under third party agreements.
     Section 1.3 Excluded Assets.
     Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the transactions contemplated hereby (collectively, the “Excluded Assets”):
     (a) all corporate, financial, income and franchise Tax and legal records of EOLP that relate to EOLP’s business generally (whether or not relating to the Assets), and all books, records and files that relate to the Excluded Assets and those records retained by EOLP pursuant to Section 1.2(i) or proprietary data or licenses shared with third parties that is restricted or not otherwise transferable, without the payment of a fee and copies of any other Records retained by EOLP pursuant to Section 1.5;
     (b) all seismic data, including reprocessed geological and geophysical data which are not transferable without material restrictions or payment of a transfer or licensing fee under third party agreements, and, to the extent not expressly included in Section 1.2(i), all logs, interpretive data, technical evaluations, technical outputs, reserve estimates and economic estimates;
     (c) all rights to any refund of Taxes or other costs or expenses borne by EOLP or EOLP’s predecessors in interest and title attributable to periods prior to the Effective Time;
     (d) EOLP’s area-wide Bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of EOLP’s business generally;

     (e) all trade credits, account receivables, note receivables, take-or-pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;
     (f) all rights, titles, claims and interests of EOLP or any Affiliate of EOLP (i) to or under any policy or agreement of insurance or any insurance proceeds; except to the extent provided in Section 3.5, and (ii) to or under any Bonds or Bond proceeds; and
     (g) any patent, patent application, logo, service mark, copyright, trade name or trademark of or associated with EOLP or any Affiliate of EOLP or any business of EOLP or of any Affiliate of EOLP.
     Section 1.4 Effective Time; Proration of Costs and Revenues.
     (a) Subject to Section 1.5, possession of and title to the Assets shall be transferred from EOLP to EEPO at the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of 7:00 A.M., local time, where the respective Assets are located, on January 1, 2008 (the “Effective Time”), as described below.
     (b) EEPO shall be entitled to all Hydrocarbon production from or attributable to the Leases, Units and Wells at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time. EOLP shall be entitled to all Hydrocarbon production from or attributable to Leases, Units and Wells prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time.
     For purposes of this Agreement, the terms “earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and COPAS standards. “Property Costs” means all costs attributable to the ownership and operation of the Assets (including without limitation costs of insurance and ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes) and all royalties and other payments due to third parties in respect of Hydrocarbon production or the sale thereof and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, or, if none, the amounts shown under Schedule 1.4(b) shall be the overhead amounts deemed charged to the Assets, but excluding without limitation liabilities, losses, costs, and expenses attributable to (i) Claims for personal injury or death, property damage or violation of any Law, (ii) obligations to plug wells or dismantle, abandon and salvage facilities, (iii) obligations to remediate any contamination of environmental media, including, but not limited to, groundwater, surface water, surface and subsurface soil, Equipment or Pipelines under applicable Environmental Laws, and (iv) obligations to pay working interests, royalties, overriding royalties or other interests held in suspense, all of which are addressed in Article 11. For purposes of this Section 1.4, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered, or when the work is performed. For clarification, the date an item or work is ordered is not the date of a pre-Effective Time transaction for settlement purposes, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date. For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), under this Section 1.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the pipeline connecting into the storage facilities into which they are run and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the delivery point sales meters on the pipelines through which they are transported. EOLP shall utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available. EOLP shall provide to EEPO, no later than three (3) Business Days prior to Closing, all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Consideration pursuant to Section 2.2 hereof that will be used to determine the Closing Payment (as defined in Section 9.4(a)). Taxes, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time, except that Hydrocarbon production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time. In each case, EEPO shall be responsible for the portion allocated to the period at and after the Effective Time and EOLP shall be responsible for the portion allocated to the period before the Effective Time.
     (c) Notwithstanding the foregoing, EEPO shall be responsible for certain Property Costs attributable to the Well(s) prior to the Effective Time as identified on Schedule 1.4(c).
     Section 1.5 Delivery and Maintenance of Records.
     (a) EOLP, at EEPO’s sole cost and expense, shall deliver copies of the Records to EEPO within thirty (30) days following Closing.
     (b) EEPO, or its successors or assigns, for a period of seven (7) years following Closing, will (i) retain the Records, (ii) provide EOLP, its Affiliates, and its and their officers, employees and representatives with access to the Records during normal business hours for review and copying at EOLP’s sole cost and expense, and (iii) provide EOLP, its Affiliates, and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any Indemnity Claim made under Section 11.4 of this Agreement for review and copying.
ARTICLE 2
CONSIDERATION
     Section 2.1 Consideration.
     (a) Purchase Consideration. The consideration for the Purchase Assets shall consist of One Hundred Twenty-Five Million Dollars ($125,000,000) in cash (“Purchase Cash Consideration”) and 2,294,925 Common Units (the “Purchase Unit Consideration”), as adjusted as provided in Section 2.2 (collectively, the “Purchase Consideration”).

     (b) Investment Consideration. The consideration for the Investment Assets shall consist of 4,589,851 Common Units (the “Investment Consideration” and, together with the Purchase Consideration), as adjusted as provided in Section 2.2 the “Consideration”).
     (c) Reallocation of Consideration. To the extent the fair market value of the Purchase Unit Consideration exceeds 25% of the Purchase Consideration (as and when determined by EOLP in its sole discretion at or prior to Closing), then a number of Common Units representing such excess shall be deemed to have been removed from the Purchase Consideration and to have become a part of the Investment Consideration (as and when determined by EOLP in its sole discretion at or prior to Closing).
     Section 2.2 Adjustments to Consideration.
     The Purchase Consideration and the Investment Consideration shall be adjusted, as applicable, as follows with all such amounts being determined in accordance with generally accepted accounting principles and COPAS standards:
     (a) Reduced by the aggregate amount of the following proceeds received by EOLP between the Effective Time and the Closing Date (with the period between the Effective Time and the Closing Date referred to as the “Adjustment Period”): (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens paid to third-parties on or payable out of Hydrocarbon production, gathering, processing and transportation costs and any Hydrocarbon production, severance, sales or excise Taxes not reimbursed to EOLP by the purchaser of Hydrocarbon production) produced from or attributable to the Properties during the Adjustment Period, and (ii) other proceeds earned with respect to the Assets during the Adjustment Period;
     (b) Reduced to the extent provided in Section 7.8 with respect to Preference Rights and Retained Assets;
     (c) (i) If EOLP makes the election under Section 3.4(d)(i) with respect to a Title Defect, subject to the Individual Title Threshold and the Aggregate Title Deductible, reduced by the Title Defect Amount with respect to such Title Defect, if the Title Defect Amount has been determined prior to Closing, or (ii) subject to the Individual Benefit Threshold and the Aggregate Benefit Deductible, increased by the Title Benefit Amount with respect to each Title Benefit for which the Title Benefit Amount has been determined prior to Closing;
     (d) Increased by the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets which are paid by EOLP and incurred at or after the Effective Time (including any overhead costs under Schedule 1.4(b) deemed charged to the Assets with respect to the Adjustment Period even though not actually paid and Property Costs, if any, attributable to the drilling and completion of the Well(s) described on Schedule 1.4(c)), except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a);
     (e) Reduced to the extent provided in Section 3.4(d)(iii) for any Properties excluded from the Assets pursuant to Section 3.4(d)(iii);
     (f) Increased or reduced as agreed upon in writing by EOLP and EEPO;

     (g) Increased by the amount of merchantable Hydrocarbons stored in tanks and pipelines attributable to the ownership and operation of the Assets that belong to EOLP as of the Effective Time, which shall be valued based upon the price reflected in existing Contracts of EOLP for the sale of such Hydrocarbons; and
     (h) Reduced by the amount of funds held in suspense, as reflected on Schedule 11.3 (as may be adjusted for any subsequent changes in such amount); and
     (i) Increased or reduced, as the case may be, for Imbalances as of the Effective Time insofar as such Imbalances differ, either upward or downward, in volumes exceeding five percent (5%) of the amount set forth on Schedule 5.16.
     Each adjustment made pursuant to Section 2.2(a) shall serve to satisfy, up to the amount of the adjustment, EEPO’s entitlement under Section 1.4 to Hydrocarbon production from or attributable to the Properties during the Adjustment Period, and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and as such, EEPO shall not have any separate rights to receive any Hydrocarbon production or income, proceeds, receipts and credits with respect to which an adjustment has been made. Similarly, the adjustment described in Section 2.2(d) shall serve to satisfy, up to the amount of the adjustment, EEPO’s obligation under Section 1.4 to pay Property Costs and other costs attributable to the ownership and operation of the Assets which are incurred during the Adjustment Period, and as such, EEPO shall not be separately obligated to pay for any Property Costs or other such costs with respect to which an adjustment has been made.
     In the event of any adjustment pursuant to this Section 2.2 related to the Purchased Assets, the Purchase Cash Consideration and the Purchase Unit Consideration shall be increased or decreased, as the case may be, by 75% and 25%, respectively, of such adjustment. In the event of any adjustment pursuant to this Section 2.2 related to the Investment Assets, the Investment Consideration shall be increased or decreased, as the case may be. For purposes of adjusting the Purchase Unit Consideration and the Investment Consideration pursuant to this Section 2.2, the Parties shall use a price of $18.16 per Common Unit, which is the, average of the closing market prices of the Common Units on the New York Stock Exchange for the ten trading days between December 12, 2007 and December 26, 2007, inclusive. Any fractional Common Units shall be rounded down to nearest whole Common Unit.
     Section 2.3 Allocation of Consideration for Tax Purposes.
     (a) Concurrent with the execution of this Agreement, EEPO and EOLP will agree upon an allocation of the appropriate amount of the unadjusted Consideration among the Section 1001 Assets, in compliance with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder. Such allocation of value shall be attached to this Agreement as Schedule 2.3 and shall be treated as Class V assets for purposes of Internal Revenue Service Form 8594. The “Tax Allocated Value” for any Asset equals the portion of the unadjusted Consideration allocated to such Asset on Schedule 2.3, as adjusted in the manner contemplated in this Section 2.3 for adjustments to the Consideration provided elsewhere in this Article 2. Any adjustments to the Consideration allocable to the Section 1001 Assets other than the adjustments provided for in Sections 2.2(b) and 2.2(c) shall be applied on a pro rata basis to the amounts set forth on Schedule 2.3 for all Section 1001 Assets. After all such adjustments are made, any adjustments to the Consideration pursuant to Sections 2.2(b) and 2.2(c) shall be applied to the amounts set forth in Schedule 2.3 for the particular affected Section 1001 Assets. EOLP hereby is deemed to have accepted such Tax Allocated Values (as adjusted in the manner contemplated above in this Section 2.3) for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values. EOLP and EEPO agree (i) that the Tax Allocated Values shall be used by EOLP and EEPO as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, including without limitation Internal Revenue Service Form 8594 and (ii) that neither they nor their Affiliates will take positions inconsistent with the Tax Allocated Values in notices to government authorities or in audit or other proceedings with respect to Taxes. EEPO and EOLP further agree that the portion of Tax Allocated Values included in Schedule 2.3 attributable to tangible personal property shall equal the fair value of such property on the Closing Date.
     (b) The Parties acknowledge and agree that to the extent allowable as an exception to Treas. Reg. § 1.707-3(a) contained in Treas. Reg. § 1.707-4(d), an amount of the Purchase Cash shall constitute a reimbursement to EOLP for capital expenditures with respect to the Assets during the two-year period preceding the Closing. The Parties will report the reimbursement in the manner described in Treas. Reg. § 1.707-4(d).
ARTICLE 3
TITLE MATTERS
     Section 3.1 EOLP’s Title.
     (a) Except for the special warranty of title referenced in Section 3.1(b) and the representations of EOLP in Section 5.26(a) and without limiting EEPO’s right to adjust the Consideration by operation of this Article 3, EOLP makes no warranty or representation, express, implied, statutory or otherwise, with respect to EOLP’s title to any of the Assets and EEPO hereby acknowledges and agrees that EEPO’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be EEPO’s right to adjust the Consideration to the extent provided in this Article 3 and (ii) after Closing, shall be pursuant to the special warranty of title referenced in Section 3.1(b) and EEPO’s indemnity rights with respect to Section 5.26(a).
     (b) The conveyance to be delivered by EOLP to EEPO shall be substantially in the form of Exhibit B hereto (the “Conveyance”) and contain a special warranty of title by, through and under EOLP, but not otherwise, to the Properties shown in Exhibits A and A-1.
     (c) EEPO shall not be entitled to protection under EOLP’s special warranty of title in the Conveyance against any Title Defect reported under this Article 3 and/or any Title Defect disclosed to or known to EEPO prior to the Title Claim Date.
     (d) Notwithstanding anything herein provided to the contrary, if a Title Defect under this Article 3 results from any matter which could also result in the breach of any representation or warranty of EOLP set forth in Article 5, then EEPO shall only be entitled to assert such matter (i) before Closing, as a Title Defect to the extent permitted by this Article 3, or (ii) after Closing, as a breach of EOLP’s special warranty of title contained in the Conveyance to the extent permitted by this Section 3.1, and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

     Section 3.2 Definition of Defensible Title.
     As used in this Agreement, the term “Defensible Title” means that title of EOLP with respect to the Properties shown in Exhibit A-1 that, except for and subject to Permitted Encumbrances:
     (a) Entitles EOLP to receive a share of the Hydrocarbons produced, saved and marketed from any Properties shown in Exhibit A-1 throughout the duration of the productive life of such Properties (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens paid to third parties on or measured by production of Hydrocarbons, hereinafter “Net Revenue Interest”), of not less than the Net Revenue Interest shown in Exhibit A-1 for such Properties, except decreases in connection with those operations in which EOLP may after the Effective Time be a non-consenting co-owner, decreases resulting from the establishment or amendment after the Effective Time of pools or units, and except as stated in such Exhibit A-1;
     (b) Obligates EOLP to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any Properties shown in Exhibit A-1 not greater than the “working interest” shown in Exhibit A-1 for such Properties, without increase throughout the productive life of such Properties except as stated in Exhibit A-1 and except increases resulting from contribution requirements with respect to non-consenting co-owners under applicable operating agreements and increases that are accompanied by at least a proportionate increase in EOLP’s Net Revenue Interest; and
     (c) Is free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges, or other defects.
     As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect, or other matter (including without limitation a discrepancy in Net Revenue Interest or working interest) that causes EOLP not to have Defensible Title in and to the Properties shown in Exhibit A-1 as of the Effective Time and the Closing Date. As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates to increase the Net Revenue Interest of EOLP in any Properties shown on Exhibit A-1, without causing a greater than proportionate increase in EOLP’s working interest above that shown in Exhibit A-1 as of the Effective Time. Notwithstanding the foregoing, the following shall not be considered Title Defects:
1.	defects based solely on (i) lack of information in EOLP’s files, or (ii) references to a document(s) if such document(s) is not in EOLP’s files;

2.	defects arising out of lack of corporate or other entity authorization, unless EEPO provides affirmative evidence that the action was not authorized and results in a third-party’s actual and superior claim of title to the relevant Property;

3.	defects based on failure to record Leases issued by any Governmental Body, or any assignments of record title or operating rights in such Leases, in the real property, conveyance or other records of the county in which such Property is located;

4.	defects based on a gap in EOLP’s chain of title in the county records as to fee Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain, which documents shall be included in a Title Defect Notice; and

5.	defects that have been cured by applicable Laws of limitations or prescription.
     Section 3.3 Definition of Permitted Encumbrances.
     As used herein, the term “Permitted Encumbrances” means any or all of the following:
     (a) Royalties and any overriding royalties, reversionary interests and other burdens to the extent that the net cumulative effect of such burdens does not reduce EOLP’s Net Revenue Interest below that shown in Exhibit A-1 or increase EOLP’s working interest above that shown in Exhibit A-1 without a corresponding increase in the Net Revenue Interest;
     (b) All Leases, unit agreements, pooling agreements, operating agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that the net cumulative effect of such instruments does not reduce EOLP’s Net Revenue Interest below that shown in Exhibit A-1 or increase EOLP’s working interest above that shown in Exhibit A-1 without a corresponding increase in the Net Revenue Interest;
     (c) Preference Rights applicable to the Assets with respect to which consents or waivers are obtained for this transaction or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights;
     (d) Third-party consent requirements and similar restrictions with respect to which consents or waivers are obtained for this transaction and such consents or waivers as would customarily be received after Closing;
     (e) Liens for current Taxes or assessments not yet delinquent or, if delinquent, contested in good faith by appropriate actions as described on Schedule 3.3(e);
     (f) Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, contested in good faith by appropriate actions as described on Schedule 3.3(f);
     (g) All rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the conveyance of the Assets or interests therein if they are not required or customarily obtained prior to the conveyance;
     (h) Excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;
     (i) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations to the extent that they do not unreasonably interfere with the operation of the Assets or individually reduce EOLP’s Net Revenue Interest below that shown in Exhibit A-1 or increase EOLP’s working interest above that shown in Exhibit A-1 without a corresponding increase in the Net Revenue Interest;

     (j) All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner and all obligations and duties under all applicable laws, rules and orders of any such Governmental Body or under any franchise, grant, license or permit issued by any such Governmental Body;
     (k) Any encumbrance on or affecting the Assets which is expressly assumed, bonded or paid by EEPO at or prior to Closing or which is discharged by EOLP at or prior to Closing;
     (l) [INTENTIONALLY LEFT BLANK];
     (m) Any other liens, charges, encumbrances, defects or irregularities which do not, individually or in the aggregate, materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned), which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, and which do not reduce EOLP’s Net Revenue Interest below that shown in Exhibit A-1, or increase EOLP’s working interest above that shown in Exhibit A-1 without a corresponding increase in Net Revenue Interest;
     (n) Matters that would otherwise be considered Title Defects but that do not meet the Individual Title Threshold, as applicable, set forth in Section 3.4(j); and
     (o) Liens granted under applicable joint operating agreements.
     Section 3.4 Notice of Title Defect Adjustments.
     (a) To assert a claim of a Title Defect, EEPO must deliver claim notices to EOLP (each a “Title Defect Notice”) on or before five business (5) days prior to the Closing (the “Title Claim Date”). Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Properties affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for EOLP (as well as any title attorney, environmental attorney or examiner hired by EOLP) to verify the existence of the alleged Title Defect(s), and (v) the amount by which EEPO reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which EEPO’s belief is based. Notwithstanding any other provision of this Agreement to the contrary, EEPO shall be deemed to have waived its right to assert Title Defects that EOLP has not been given notice on or before the Title Claim Date; provided, however, subject to the limitation set forth in Section 3.1(c), such waiver shall have no effect or limitation on the special warranty of title referenced in Section 3.1(b). For purposes of this Agreement, the term “Allocated Value” shall mean the portion of the Consideration that has been allocated to a Property in Exhibit A-1.
     (b) EOLP shall have the right, but not the obligation, to deliver to EEPO on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit, (ii) the Properties affected, (iii) the Allocated Value of the Properties subject to such Title Benefit and (iv) the amount by which EOLP reasonably believes the Allocated Value of those Properties is increased by the Title Benefit, and the computations and information upon which EOLP’s belief is based. EOLP shall be deemed to have waived all Title Benefits of which it has not given notice on or before the Title Claim Date.

     (c) EOLP shall have the right, but not the obligation, to attempt, at its sole cost and expense, to cure or remove at any time prior to Closing (the “Cure Period”), unless the Parties otherwise agree, any Title Defects of which it has been advised by EEPO.
     (d) Remedies for Title Defects.
     In the event that any Title Defect is not waived by EEPO or cured on or before Closing, EOLP shall, at its sole election, elect to:
     (i) subject to the Individual Title Threshold, as applicable, and the Aggregate Title Deductible, reduce the Consideration by an amount agreed upon (“Title Defect Amount”) pursuant to Sections 3.4(g), 3.4(i) or 3.4(l) by EEPO and EOLP as being the value of such Title Defect, (taking into consideration the Allocated Value of the Property subject to such Title Defect, the portion of the Property subject to such Title Defect and the legal effect of such Title Defect on the Property affected thereby); provided, however, that the methodology, terms and conditions of Sections 3.4(g) and 3.4(l) shall control any such determination;
     (ii) indemnify EEPO against all liability, loss, cost and expense resulting from such Title Defect pursuant to an indemnity agreement (the “Indemnity Agreement”) in the form attached hereto as Exhibit C; or
     (iii) retain the entirety of the Property that is subject to such Title Defect, together with all associated Assets, in which event the Consideration shall be reduced by an amount equal to the Allocated Value of such Property; provided, however, that this remedy shall not be applicable if such Title Defect results from an increase in EOLP’s working interest or decrease in EOLP’s Net Revenue Interest in such Property; or
     (iv) if the aggregate Title Defect Amounts for Title Defects, less the sum of all Title Benefits Amounts for Title Benefits exceed the lesser of (i) twenty percent (20%) of the Allocated Value of the Properties or (ii) twenty percent (20%) of the unadjusted Consideration, terminate this Agreement.
     (e) Subject to the Individual Benefit Threshold and the Aggregate Benefit Deductible, with respect to each Property affected by Title Benefits reported under Section 3.4(b), the Consideration shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Property caused by such Title Benefits, as determined pursuant to Section 3.4(h).
     (f) Section 3.4(d) shall be the exclusive right and remedy of EEPO with respect to Title Defects asserted by EEPO pursuant to this Section 3.4.
     (g) The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:
     (i) if EEPO and EOLP agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

     (ii) if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the undisputed and liquidated amount;
     (iii) if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated on Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated on Exhibit A-1;
     (iv) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i), (ii) or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by EEPO and EOLP and such other factors as are necessary to make a proper evaluation; and
     (v) notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.
     (h) The Title Benefit Amount for any Title Benefit shall be the product of the Allocated Value of the affected Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated on Exhibit A-1.
     (i) EOLP and EEPO shall attempt to agree on all Title Defect Amounts and Title Benefit Amounts prior to Closing. If EOLP and EEPO are unable to agree by Closing, the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.4(i). There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years experience in oil and gas titles involving properties in the regional area in which the Properties are located, as selected by mutual agreement of EEPO and EOLP within fifteen (15) Business Days after the end of the Cure Period, and absent such agreement, by the Dallas office of the American Arbitration Association (the “Title Arbitrator”). The arbitration proceeding shall be held in Tarrant County, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator’s determination shall be made within fifteen (15) Business Days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Sections 3.4(g) and 3.4(h) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including, without limitation, petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect Amounts and Title Benefit Amounts submitted by either Party and shall not be empowered to award damages, interest or penalties to either

Party with respect to any matter. EOLP and EEPO shall each bear its own legal fees and other costs of presenting its case and indemnify and hold harmless the other Party with respect thereto. Each Party shall bear one-half of the costs and expenses of the Title Arbitrator, including any costs incurred by the Title Arbitrator that are attributable to such third party consultation. Within ten (10) days after the Title Arbitrator delivers written notice to EEPO and EOLP of his award with respect to a Title Defect Amount or a Title Benefit Amount, (i) EEPO shall pay to EOLP the amount, if any, so awarded by the Title Arbitrator to EOLP and (ii) EOLP shall pay to EEPO the amount, if any, so awarded by the Title Arbitrator to EEPO.
     (j) Notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any adjustments to the Consideration or other remedies provided by EOLP for individual Title Defects that do not exceed Five Hundred Thousand Dollars ($500,000) (“Individual Title Threshold”); and (ii) in no event shall there be any adjustments to the Consideration or other remedies provided by EOLP for Title Defects unless the amount of all such Title Defects (assuming that such Title Defect exceeds the Individual Title Threshold), in the aggregate (excluding any Title Defects cured or indemnified by EOLP) exceeds two percent (2%) of the Allocated Value of the Properties (the “Aggregate Title Deductible”), after which point EEPO shall be entitled to adjustments to the Consideration or other remedies only with respect to Title Defects in excess of such Aggregate Title Deductible.
     (k) Notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any increase in the Consideration for Individual Title Benefits that do not exceed (A) Five Hundred Thousand Dollars ($500,000) (“Individual Benefit Threshold”); and (ii) in no event shall there be any increase in the Consideration for any Title Benefits unless the amount of all Title Benefits, in the aggregate, exceeds a deductible in an amount equal to two percent (2%) of the Allocated Value of the Properties (“Aggregate Benefit Deductible”), after which point EOLP shall be entitled to an increase to the Consideration in excess of such Aggregate Benefit Deductible.
     Section 3.5 Casualty or Condemnation Loss.
     (a) EEPO shall assume all risk of loss with respect to, and any change in the condition of the Assets from the Effective Time until Closing for production of Hydrocarbons through normal depletion (including, but not limited to, the watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of personal property due to ordinary wear and tear.
     (b) Subject to the provisions of Sections 8.1(f) and 8.2(f) hereof, if, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss as a result of such casualty or taking individually or in the aggregate exceeds two percent (2%) of the Consideration, EEPO shall nevertheless be required to close, and EOLP shall elect by written notice to EEPO prior to Closing either (i) to cause the Assets affected by any casualty or taking to be repaired or restored to at least its condition prior to such casualty, at EOLP’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (ii) to indemnify EEPO in a manner reasonably acceptable to EOLP against any costs or expenses that EEPO reasonably incurs to repair the Assets subject to any casualty or taking. In each case, EOLP shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking, except to the extent the Parties otherwise agree in writing.

     (c) If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss as a result of such casualty or taking individually or in the aggregate is two percent (2%) or less of the Consideration, EEPO shall nevertheless be required to close and EOLP shall, at Closing, pay to EEPO all sums paid to EOLP by third parties by reason of such casualty or taking and shall assign, transfer and set over to EEPO or subrogate EEPO to all of EOLP’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third parties (other than Affiliates of EOLP and its and their directors, officers, employees and agents) arising out of the casualty or taking.
     Section 3.6 Limitations on Applicability.
     The right of EEPO to assert a Title Defect under this Agreement shall terminate as of the Title Claim Date; provided there shall be no termination of EEPO’s or EOLP’s rights under Section 3.4 with respect to any bona fide Title Defect properly reported in a Title Defect Notice or bona fide Title Benefit Claim properly reported in a Title Benefit Notice on or before the Title Claim Date. Thereafter, except as to EOLP’s title representation in Section 5.26(a), EEPO’s sole and exclusive rights and remedies with regard to title to the Assets shall be as set forth in, and arise under, the Conveyance transferring the Assets from EOLP to EEPO.
     Section 3.7 Government Approvals Respecting Assets.
     (a) EEPO, within thirty (30) days after Closing, shall file for approval with the applicable government agencies all assignment documents and other state and federal transfer documents required to effectuate the transfer of the Assets. EEPO and EOLP further agree promptly after Closing to take all other actions reasonably required of them by federal or state agencies having jurisdiction to obtain all requisite regulatory approvals with respect to this transaction, and to use reasonable commercial efforts to obtain the approval by such federal or state agencies, as applicable, of EOLP’s assignment documents requiring federal or state approval in order for EEPO to be recognized by the federal or state agencies as the owner of the Assets. EEPO shall timely provide EOLP with the resignation and designation of operator instruments, approved copies of the assignment documents and other state and federal transfer documents.
     (b) Until all of the governmental approvals provided for in Section 3.7(a) have been obtained, the following shall occur with respect to the affected portion of the Assets:
     (i) EOLP shall continue to hold record title to the affected Properties and other affected portion of the Assets as nominee for EEPO;
     (ii) EEPO shall be responsible for all assumed obligations with respect to the affected Leases and other affected portion of the Assets as if EEPO was the record owner of such Properties and other portion of the Assets as of the Effective Time; and
     (iii) EOLP shall act as EEPO’s nominee but shall be authorized to act only upon and in accordance with EEPO’s written instructions, and EOLP shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the affected Properties and other affected portion of the Assets other than those which arise as a result of an emergency where the failure to act may result in injury or damage to Persons or Property or are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by EEPO.

     (c) Denial of Required Governmental Approvals. If the federal or state agency fails to grant approval within twenty-four (24) months after the Closing, EOLP may continue to hold record title to the affected Properties and other affected Assets as EEPO’s nominee or, at EOLP’s sole option, it may terminate this Agreement and all its obligations hereunder as to the affected Properties and other affected portion of the Assets by giving sixty (60) days written notice to EEPO. Upon such termination: (i) this Agreement shall be null and void and terminated only as to the affected Properties and other affected portion of the Assets, (ii) EEPO shall immediately reassign and return to EOLP the assignment documents and any and all other documents, materials and data previously delivered to EEPO with respect to the affected Properties and other affected portion of the Assets, and (iii) EOLP shall pay to EEPO the Allocated Value of the affected Property, without interest, less the proceeds of Hydrocarbon production received by EEPO (which shall be retained by EEPO as its sole property) net of all expenses, overhead, royalties, and costs of operations (including plugging and abandonment expenses but excluding mortgage interest and any burdens, liens, or encumbrances created by EEPO which must be released prior to this payment) attributable to the affected Properties or other affected portion of the Assets from the Effective Time forward. In no event, however, shall EOLP ever be required to reimburse EEPO for any expenditures associated with workovers, recompletions, sidetracks, or the drilling, completion or plugging and abandonment of wells drilled or work performed by EOLP with respect to such affected Properties.
     (d) Notwithstanding the provisions of this Section 3.7, EEPO shall record such Conveyances in the applicable county records pursuant to Section 11.10.
ARTICLE 4
ENVIRONMENTAL MATTERS
     Section 4.1 Assessment.
     Upon notice to EOLP, EEPO shall, subject to the provisions of Section 11.4(b)(vi), have the right to conduct an environmental assessment of all or any portion of the Assets (the “Assessment”) to be conducted by a reputable environmental consulting or engineering firm approved in advance in writing by EOLP. The Assessment shall be conducted at the sole cost and expense of EEPO, and shall be subject to the indemnity provisions of Section 4.3 and Section 11.4(b)(vi). Prior to conducting any sampling, boring, drilling or other invasive investigative activity with respect to the Assets (“Invasive Activity”), EEPO shall furnish for EOLP’s review a proposed scope of such Invasive Activity, including a description of the activities to be conducted and a description of the approximate locations of such activities. EOLP may, in its sole and absolute discretion, refuse to permit any Invasive Activity, in which event the affected Property, at the option of EEPO, shall be removed from the Assets and the Consideration reduced by the Allocated Value thereof. In addition, if any of the proposed activities may unreasonably interfere with normal operation of the Assets, EOLP may request an appropriate modification of the proposed Invasive Activity. EOLP shall have the right to be present during any Assessment of the Assets and shall have the right, at its option and expense, to split samples with EEPO. After completing any Assessment of the Assets, EEPO shall, at its sole cost and expense, restore the Assets to their condition prior to the commencement of such Assessment (unless EOLP requests otherwise) and shall promptly and properly dispose of all drill cuttings, corings, or other investigative-derived wastes generated in the course of the Assessment. EEPO shall maintain, and shall cause its officers, employees, representatives, consultants, agents and advisors to maintain, all information obtained by EEPO pursuant to any Assessment or other due diligence activity as strictly confidential in perpetuity, unless disclosure of any facts as a result of such Assessment is required under any

Environmental Laws. EEPO shall provide EOLP with a copy of the final product of all environmental reports prepared by, or on behalf of, EEPO with respect to any Assessment or Invasive Activity conducted on the Assets. In the event that any necessary disclosures under applicable Environmental Laws are required with respect to matters discovered by any Assessment conducted by, for or on behalf of EEPO, EEPO agrees that EOLP shall be the responsible Party for disclosing such matters to the appropriate Governmental Bodies.
     Section 4.2 NORM, Wastes and Other Substances.
     EEPO acknowledges that the Assets have been used for exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Properties or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, hazardous substances (as defined in applicable Environmental Laws), or NORM. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Properties or included in the Assets may contain NORM and other wastes or hazardous substances. NORM containing material and/or other wastes or hazardous substances may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, hazardous substances, and NORM from the Assets.
     Section 4.3 Inspection Indemnity.
     EEPO HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS EOLP INDEMNITEES FROM AND AGAINST ANY AND ALL LOSSES AND CLAIMS RESULTING FROM ANY DUE DILIGENCE ACTIVITY CONDUCTED BY EEPO OR ITS AGENTS, WHETHER BEFORE OR AFTER THE EXECUTION OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY LOSSES RESULTING, IN WHOLE OR IN PART, FROM THE NEGLIGENCE OR STRICT LIABILITY OF EOLP.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF EOLP
     Section 5.1 Generally.
     (a) Any representation or warranty qualified “to the knowledge of EOLP” or “to EOLP’s knowledge” or with any similar knowledge qualification is limited to matters within the actual knowledge of the officers of EOLP’s general partner. “Actual knowledge” for purposes of this Agreement means information personally known by such officers.
     (b) Inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule in this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.
     (c) Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in Sections 11.8 and 11.9 and the other terms and conditions of this

Agreement, EOLP represents and warrants to EEPO the matters set out in Sections 5.2 through 5.20.
     Section 5.2 Existence and Qualification.
     EOLP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to do business as a foreign limited partnership where the Assets are located, except where the failure to so qualify would not have a Material Adverse Effect.
     Section 5.3 Power.
     EOLP has the power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.
     Section 5.4 Authorization and Enforceability.
     The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary partnership action on the part of EOLP. This Agreement has been duly executed and delivered by EOLP (and all documents required hereunder to be executed and delivered by EOLP at Closing will be duly executed and delivered by EOLP) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of EOLP, enforceable against EOLP in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 5.5 No Conflicts.
     Subject to compliance with the Preference Rights and Transfer Requirements set forth in Schedule 5.13, the execution, delivery and performance of this Agreement by EOLP, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of limited partnership, bylaws, limited partnership agreement or similar governing documents of EOLP, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, Bond, mortgage, indenture, license or agreement to which EOLP is a Party or which affect the Assets, (iii) violate any judgment, order, ruling, or decree applicable to EOLP as a party in interest, (iv) violate any Laws applicable to EOLP or any of the Assets, except for (a) rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Body where the same are not required prior to the assignment of the related Asset or they are customarily obtained subsequent to the sale or conveyance thereof, and (b) any matters described in clauses (ii), (iii) or (iv) above which would not have a Material Adverse Effect.
     Section 5.6 Liability for Brokers’ Fees.
     EEPO shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of EOLP, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

     Section 5.7 Litigation.
     Except as set forth in: (a) Schedule 5.7(a), no investigation, proceeding, action, suit, or other legal proceeding of any kind or nature before any Governmental Body or arbitrator (including any take-or-pay claims) is pending or, to EOLP’s knowledge, threatened to which EOLP is a party and which relates to the Assets; and (b) Schedule 5.7(b), no notice in writing from any Governmental Body has been received by EOLP claiming any material violation of or noncompliance with any Law with respect to the Assets.
     Section 5.8 Taxes and Assessments.
     With respect to all Taxes related to EOLP for which a Governmental Body could hold EEPO liable after the Closing as a result of EEPO’s acquisition of the Assets from EOLP or for which EEPO would be required to indemnify any EOLP Indemnitee, (a) all reports, returns, statements (including estimated reports, returns or statements), and other similar filings (the “Tax Returns”) required to be filed by EOLP have been timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and (b) such Tax Returns are true and correct in all material respects, and (c) all Taxes owed by EOLP have been paid, except those being contested in good faith.
     Except as set forth on Schedule 5.8, (a) there are not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes related to the Assets; (b) there are no administrative proceedings or lawsuits for which a Governmental Body could hold EEPO liable after the Closing as a result of EEPO’s acquisition of the Assets from EOLP or for which EEPO would be required to indemnify any EOLP Indemnitee that are proposed or pending or, to EOLP’s knowledge, threatened against the Assets or EOLP by any taxing authority; and (c) there are no Tax liens on any of the Assets except for liens for Taxes not yet due.
     All amounts required in the operation of the business to be withheld by EOLP and paid to governmental agencies for Taxes, including income, social security, unemployment insurance, sales, excise, use and other Taxes, have been collected or withheld and paid to the proper Governmental Body. EOLP has made all deposits applicable Law requires it to make in the operation of the business with respect to employees’ withholding and other employment taxes.
     Schedule 5.8 sets forth with respect to EOLP (i) the tax basis to EOLP of each of the Section 721 Assets, (ii) the depreciation method, conventions and history applicable to each such asset in the hands of EOLP and (iii) which of the liabilities assumed by EEPO is a “qualified liability” within the meaning of Treas. Reg. § 1.707-5(a)(6), and, for each such liability, (x) the identity of any Section 721 Assets that were acquired with the proceeds of the liability and (y) the identity of any Section 721 Assets that have been continuously secured by the liability for more than two years as of the date of this Agreement. None of the Section 721 Assets is subject to any provision of applicable Law which eliminates or reduces the allowance for depreciation or amortization in respect of that asset below the allowance generally available to an asset of its type.
     None of the Assets is an interest in any entity.

     Section 5.9 Compliance with Laws.
     Except as disclosed on Schedule 5.9, the Assets are, and the operation of the Assets is in compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any thereof, except where the failure to so comply would not have a Material Adverse Effect. Notwithstanding the foregoing, EOLP makes no representation or warranty, express or implied, under this Section relating to any Environmental Liabilities or Environmental Law, which topics are addressed in Section 5.22.
     Section 5.10 Contracts.
     Except as disclosed on Schedule 5.10, EOLP has paid its share of all costs payable by it under the contracts and agreements described in Schedule 1.2(d), except those being contested in good faith. EOLP is in material compliance with and has received no notice of default with respect to all Contracts listed on Schedule 1.2(d) except as disclosed on Schedule 5.10. Except as disclosed on Schedule 5.10, there are no marketing contracts for the sale of Hydrocarbons which cannot be terminated with sixty (60) days or less written notice. Except as disclosed on Schedule 5.10, there will be no Contracts to which any Affiliate of EOLP is a party that will binding on the Assets at and after Closing.
     Section 5.11 Payments for Hydrocarbon Production.
     Except as set forth on Schedule 5.11, (a) to the knowledge of EOLP, all rentals, royalties, excess royalty, overriding royalty interests, Hydrocarbon production payments, and other payments due and/or payable by EOLP to any other interest owners in the Properties with respect to production occurring on or prior to the Effective Time under or with respect to the Assets and the Hydrocarbons produced therefrom or attributable thereto, have been paid, and (b) EOLP is not obligated under any contract or agreement for the sale of gas from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to gather, deliver, process, or transport any gas without then or thereafter receiving full payment therefor.
     Section 5.12 Governmental Authorizations.
     To EOLP’s knowledge, except as disclosed on Schedule 5.12, EOLP has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operation of the EOLP Operated Assets as currently owned and operated. Except as disclosed in Schedule 5.7(a), Schedule 5.7(b) or Schedule 5.12, (i) EOLP has operated the EOLP Operated Assets in accordance with the conditions and provisions of such Governmental Authorizations in all material respects, and (ii) no written notices of violation have been received by EOLP, and no proceedings are pending or, to EOLP’s knowledge, threatened in writing that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remedial action by EOLP.

     Section 5.13 Preference Rights and Transfer Requirements.
     Except as disclosed on Schedule 5.13, none of the Assets, or any portion thereof, is subject to any Preference Right or Transfer Requirement which may be applicable to the transactions contemplated by this Agreement.
     Section 5.14 Payout Balances.
     The Payout Balance for each Well included in the Properties that is operated by EOLP and has a payout consequence is properly reflected on Schedule 5.14 as of the respective dates shown thereon. Based on information given to EOLP by third-party operators for each such Well not operated by EOLP, the payout consequence for any such Well is properly reflected on Schedule 5.14 as of the respective dates shown thereon.
     Section 5.15 Outstanding Capital Commitments.
     As of the date hereof, there are no outstanding AFEs or other commitments to make capital expenditures which are binding on the Assets and which EOLP reasonably anticipates will individually require expenditures by the owner of the Assets after the Closing Date in excess of One Hundred Fifty Thousand Dollars ($150,000) other than those shown on Schedule 5.15. Other than offset provisions and Pugh clauses contained in the Leases and except as set forth in Schedule 5.15, there are no contractual obligations of EOLP that require the drilling of additional Wells or other material development operations in order to earn or to continue to hold all or any portion of the Assets, and EOLP has not received written notice from a lessor of any requirements or demands to drill additional Wells on any of the Lands, which requirements or demands have not been resolved.
     Section 5.16 Imbalances.
     To EOLP’s knowledge, except as disclosed on Schedule 5.16, as of the date hereof, EOLP does not have any Imbalances arising with respect to the Assets, and (i) no Person is entitled to receive any material portion of EOLP’s Hydrocarbons produced from the Assets or to receive material cash or other payments to “balance” any disproportionate allocation of Hydrocarbons produced from the Assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, (ii) EOLP is not obligated to deliver any material quantities of gas or to pay any material penalties or other amounts, in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to the Assets, and (iii) EOLP is not obligated to pay any material penalties or other material payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Wells in excess of the contract requirements. For purposes of this Agreement, any wellhead Imbalances (as opposed to pipeline transport imbalance) shall be valued at Three and No/100 Dollars ($3.00) per Mcf and pipeline transport imbalances shall be valued at the amount on EOLP’s books and records at December 31, 2007.
     Section 5.17 Condemnation.
     There is no actual or, to EOLP’s knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation or the threat of condemnation.

     Section 5.18 Bankruptcy.
     There are no bankruptcy, reorganization, or similar arrangement proceedings pending, being contemplated by or threatened against EOLP or any Affiliate of EOLP.
     Section 5.19 NGA.
     No consent is required in connection with the transaction contemplated hereby under the Natural Gas Policy Act of 1978, as amended. EOLP is not an interstate pipeline company within the meaning of the Natural Gas Act of 1938.
     Section 5.20 Investment Company.
     EOLP is not an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended.
     Section 5.21 Investment Representations.
     (a) Experience; Status.
          (i) EOLP has substantial experience in analyzing and investing in companies like the Partnership and is capable of evaluating the merits and risks of its investment in the Partnership and has the capacity to protect its own interests. To the extent necessary, EOLP has retained, at its own expense, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of the transfer to EOLP from EEPO, and owning the Common Units that EOLP will receive pursuant to this Agreement.
          (ii) EOLP is an Accredited Investor (as such term is used in Rule 501 under the Securities Act of 1933, as amended, of the United States of America (the “Securities Act”)), is able to bear the economic risk of its investment in the Common Units indefinitely and has sufficient net worth to sustain a loss of its entire investment in the Partnership without economic hardship if such loss should occur.
     (b) Access to Information.
          (i) EOLP has had an opportunity to discuss the Partnership’s business, management and financial affairs with the members of the Partnership’s management and has had the opportunity to review the Partnership’s operations and facilities. EOLP has also had an opportunity to ask questions of the officers of the Partnership, which questions were answered to its satisfaction. EOLP acknowledges that it is familiar with the nature of the Partnership’s business.
          (ii) EOLP understands that the ownership of the Common Units involves numerous risks, including those described under the heading “Risk Factors” in Partnership’s Prospectus filed with the Securities and Exchange Commission on September 12, 2007 and in the Partnership’s other filings with the Securities and Exchange Commission.
     (c) Investment Purposes; Rule 144.
          (i) EOLP is acquiring the Common Units solely for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with,

any distribution thereof. EOLP understands that the Common Units have not been registered under the Securities Act or applicable state securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of EOLP’s representations as expressed herein. EOLP understands that the Partnership and EEPO are relying, in part, upon the representations and warranties contained in this Section 5.21 for the purpose of determining whether this transaction meets the requirements for such exemptions.
          (ii) EOLP acknowledges and understands that it must bear the economic risk of its investment in the Common Units for an indefinite period of time because the Common Units must be held indefinitely unless subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available.
          (iii) EOLP is aware of the current provisions of Rule 144 promulgated under the Securities Act which permit limited resales of securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the securities, the availability of certain current public information about the issuer of the securities, the resale occurring not less than one year after a party has purchased from an issuer or its affiliate and paid the full purchase price for the securities to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of securities being sold during any three month period not exceeding specified limitations. EOLP understands that any transfer agent of the Partnership will be issued stop transfer instructions with respect to such Common Units unless such transfer is subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available.
     Section 5.22 Environmental.
     Except as disclosed on Schedule 5.22, EOLP’s ownership and operation of the Assets is in compliance with all applicable Environmental Laws, except such failures to comply as, individually or in the aggregate, would not have a Material Adverse Effect. Except as disclosed on Schedule 5.22, and except for contamination that would not, individually or in the aggregate, have a Material Adverse Effect, to EOLP’s knowledge, there has been no pollution or contamination of groundwater, surface water, soil or subsurface strata on the Properties resulting from hydrocarbon or related activities on such Properties which was required to be remediated under applicable Environmental Laws on or before the date of this Agreement for which the owner of the Assets would be liable but which has not been remediated. Except as disclosed on Schedule 5.22, EOLP has not received any unresolved written notice from any Person or Governmental Body asserting or alleging that the Assets are or may be in violation of Environmental Laws, are or may be the subject of any investigation pursuant to Environmental Laws or are or may be subject to Environmental Liabilities.
     Section 5.23 No Wells to be Plugged and Abandoned.
     Except as set forth on Schedule 5.23, there are not any Wells operated by EOLP located on the Properties that (i) EOLP is obligated by any Law or contract to currently plug and/or abandon; or (ii) to EOLP’s knowledge, have been plugged and/or abandoned in a manner that does not comply in all material respects with all applicable Laws.

     Section 5.24 Insurance.
     Schedule 5.24 lists all of the insurance policies maintained by EOLP and its Affiliates with respect to the Assets and its operations thereon.
     Section 5.25 Hedges.
     As of the date of this Agreement, none of the Contracts consist of, nor are the Assets subject to any, hedge contracts, futures contracts, swap contracts, option contracts, or similar derivatives contracts.
     Section 5.26 Title/Condition of Assets.
     (a) EOLP’s title to all Equipment and Pipelines as of the date of this Agreement is, and as of the Closing Date, shall be transferred to Purchaser, free and clear of liens and encumbrances other than Permitted Encumbrances.
     (b) Except as set forth on Schedule 5.26(b), all currently producing Wells operated by EOLP and all related Equipment and Pipelines are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted. EOLP has all material easements, rights of way, licenses and authorizations from Governmental Bodies necessary to access, construct, operate, maintain and repair the Wells, Equipment and Pipelines in the ordinary course of business as currently conducted by EOLP and in material compliance with all applicable Laws.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF EEPO AND THE PARTNERSHIP
     EEPO and the Partnership represent and warrant to EOLP the following:
     Section 6.1 Existence and Qualification.
     Each of the Partnership and EEPO is a limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the State of Delaware; and each of the Partnership and EEPO is duly qualified to do business as a foreign limited partnership or limited liability company, as the case may be, in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a material adverse effect on such entity or its properties; and each of the Partnership and EEPO is, or will be at the Closing, duly qualified to do business as a foreign limited liability company in the respective jurisdictions where the Assets are located.
     Section 6.2 Power.
     Each of the Partnership and EEPO has the limited partnership or limited liability company power, as the case may be, to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

     Section 6.3 Authorization and Enforceability.
     The execution, delivery and performance of this Agreement, and the performance of the transaction contemplated hereby, have been duly and validly authorized by all necessary limited partnership or limited liability company action, as the case may be, on the part of the Partnership and EEPO. This Agreement has been duly executed and delivered by each of the Partnership and EEPO (and all documents required hereunder to be executed and delivered by the Partnership and EEPO at Closing will be duly executed and delivered by the Partnership and EEPO) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of the Partnership and EEPO, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 6.4 No Conflicts.
     The execution, delivery and performance of this Agreement by the Partnership and EEPO, and the transactions contemplated by this Agreement will not (i) violate any provision of the organizational documents of the Partnership or EEPO, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which the Partnership or EEPO is a party, (iii) violate any judgment, order, ruling, or regulation applicable to the Partnership or EEPO as a party in interest, (iv) violate any Law applicable to the Partnership or EEPO or any of its assets, or (v) require any filing with, notification of or consent, approval or authorization of any Governmental Body or authority, except any matters described in clauses (ii), (iii), (iv) or (v) above which would not have a material adverse effect on the Partnership or EEPO or the transactions contemplated hereby.
     Section 6.5 Liability for Brokers’ Fees.
     EOLP shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of the Partnership or EEPO, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
     Section 6.6 Litigation.
     There are no actions, suits or proceedings pending, or to the knowledge of the Partnership or EEPO’s officers and directors, threatened in writing before any Governmental Body against the Partnership or EEPO or any Affiliate of the Partnership or EEPO which are reasonably likely to impair materially the Partnership’s or EEPO’s ability to perform its obligations under this Agreement.
     Section 6.7 Limitation.
     Except for the representations and warranties expressly made by EOLP in Article 5 of this Agreement, the Schedules to this Agreement, the special warranty of title referenced in Section 3.1(b), or confirmed in any certificate furnished or to be furnished to the Partnership and EEPO pursuant to this Agreement, each of the Partnership and EEPO represents and acknowledges that (i) there are no representations or warranties, express, statutory or implied, as to the Assets or prospects thereof, and (ii) neither the Partnership nor EEPO has relied upon any oral or written information provided by EOLP. Each of the Partnership and EEPO further represents and acknowledges (i) that it is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers, (ii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, each of the Partnership and EEPO has relied solely on the basis of its own independent due diligence investigation of the Assets and the terms and conditions of this Agreement, and (iii) except for the representations and warranties expressly made by EOLP in Article 5 of this Agreement, the Schedules to this Agreement, the special warranty of title referenced in Section 3.1(b), or confirmed in any certificate furnished or to be furnished to the Partnership and EEPO pursuant to this Agreement, all the information and data furnished to the Partnership and EEPO by EOLP (its officers, employees, representatives, consultants, agents or any third party on EOLP’s behalf) is furnished only as an accommodation to the Partnership and EEPO without any representation or warranty.
     Section 6.8 SEC Disclosure.
     EEPO is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act and applicable state securities laws.
     Section 6.9 Bankruptcy.
     To the knowledge of EEPO (limited to the actual knowledge of the Conflicts Committee), there are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by, or threatened against the Partnership or EEPO.
     Section 6.10 Valid Issuance.
     At the Closing Date, the Common Units issued to EOLP and the limited partner interests represented thereby will be duly and validly authorized by the Partnership’s Second Amended and Restated Agreement of Limited Partnership and, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid (to the extent required under such partnership agreement) and non-assessable (except as such nonassessability may be affected by matters described in the Partnership’s Prospectus dated September 12, 2007 under the caption “The Partnership Agreement—Limited Liability”).
     Section 6.11 Reports.
     The information concerning the Partnership in the Partnership’s Prospectus dated September 12, 2007 and other filings, reports and submissions under the Securities Exchange Act of 1934, as amended, does not, taken as a whole, contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 7
COVENANTS OF THE PARTIES
     Section 7.1 Access.
     (a) Between the date of execution of this Agreement and continuing until seven (7) days prior to the Closing Date, EOLP will give EEPO and its representatives access to the Assets and access to the Records in EOLP’s possession, for the purpose of conducting an investigation of the Assets, but only to the extent that EOLP may do so without violating any confidentiality or other obligations to any third party and to the extent that EOLP has authority to grant such access without breaching any restriction binding on EOLP. Such access by EEPO shall be limited to EOLP’s normal business hours, and any weekends and after hours requested by EEPO that can be reasonably accommodated by EOLP, and EEPO’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets.
     (b) EEPO acknowledges that the permission of the operator (if other than EOLP) or another third person may be required before EEPO will be able to inspect portions of the Properties and that such permission must be obtained prior to the inspection of such portions. EOLP shall use reasonable efforts to obtain such permission for EEPO upon EEPO’s request. All inspections pursuant to this Section 7.1 shall be at EEPO’s sole risk, cost, and expense, and EEPO shall indemnify, defend, and hold EOLP, its partners and their respective officers, directors, employees, contractors, and agents harmless from and against any and all losses, liabilities, liens, or encumbrances for labor or materials, claims, causes of action, and costs and expenses (including, but not limited to, attorneys’ fees) arising out of or related to any personal injury to or death of any Person or damage to property occurring to or on the Properties as a result of EEPO’s exercise of its right under this Section 7.1. The foregoing indemnity shall continue in full force and effect notwithstanding any termination of this Agreement. EEPO agrees to comply with the rules, regulations, and instructions issued by EOLP and other operators of the Properties regarding the actions of EEPO while upon, entering, or leaving the Properties.
     Section 7.2 Government Reviews.
     EOLP and EEPO shall in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with, each governmental agency as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby specifically including, and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

     Section 7.3 Notification of Breaches.
     Until the Closing, if any of EEPO’s or EOLP’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of EEPO’s or EOLP’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 10.1), then such breach shall be considered not to have occurred for all purposes of this Agreement.
     Section 7.4 Letters-in-Lieu; Assignments; Operatorship.
     (a) EOLP will execute on the Closing Date letters in lieu of division and transfer orders relating to the Assets on forms prepared by EOLP and reasonably satisfactory to EEPO to reflect the transaction contemplated hereby.
     (b) EOLP will prepare and EOLP and EEPO will execute on the Closing Date all assignments necessary to convey to EEPO all Leases in the form as prescribed by the applicable Governmental Body and otherwise acceptable to EEPO and EOLP.
     (c) EOLP makes no representations or warranties to EEPO as to transferability or assignability of operatorship of any EOLP Operated Assets. Rights and obligations associated with operatorship of such Properties are governed by operating and similar agreements covering the Properties and will be decided in accordance with the terms of such agreements. However, EOLP will assist EEPO in its efforts to succeed EOLP as operator of any Wells included in the Assets. EEPO shall, promptly following Closing, file all appropriate forms and declarations or Bonds with federal and state agencies relative to its assumption of operatorship. For all EOLP Operated Assets, EOLP shall execute and deliver to EEPO and EEPO shall promptly file the appropriate forms with the applicable regulatory agency transferring operatorship of such Assets to EEPO.
     Section 7.5 Public Announcements.
     EEPO shall not make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of EOLP (which consent shall not be unreasonably withheld or delayed); provided, however, the foregoing shall not restrict disclosures by EEPO which are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over EEPO or its Affiliates.
     Section 7.6 Operation of Business.
     Except as set forth on Schedule 7.6, until the Closing, EOLP (i) will operate its business in the ordinary course, (ii) will not, without the prior written consent of EEPO, which consent shall not be unreasonably withheld, commit to any operation, or series of related operations, reasonably anticipated by EOLP to require future capital expenditures by the owner of the Assets in excess of Three Hundred Fifty Thousand Dollars ($350,000) proportionate to EOLP’s working interest, or make any capital expenditures in excess of Three Hundred Fifty Thousand Dollars ($350,000), proportionate to EOLP’s working interest, or terminate, materially amend, execute or extend any material agreements affecting the Assets, (iii) will maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force, (iv) will use commercially reasonable efforts to maintain in full force and effect all Leases, (v) will maintain all material governmental permits and approvals affecting the Assets, (vi) will not transfer, farmout, sell, hypothecate, encumber or otherwise dispose of any Assets, except for sales and dispositions of Hydrocarbon production and Equipment made in the ordinary course of business, consistent with past practices, and (vii) will not commit to do any of the foregoing. EEPO’s approval of any action restricted by this Section 7.6 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in EOLP’s written notice) of EOLP’s notice to EEPO requesting such consent unless EEPO notifies EOLP to the contrary in writing during that period. In the event of an emergency, EOLP may take such action as a prudent operator would take and shall notify EEPO of such action promptly thereafter.
     Notwithstanding anything to the contrary in this Agreement, EOLP shall have no liability to EEPO for the incorrect payment of delay rentals, royalties, shut-in payments or similar payments made during the period from the Effective Time to the Closing Date or for failure to make such payments through mistake or oversight (including EOLP’s negligence).
     EEPO acknowledges that EOLP may own an undivided interest in certain of the Assets and EEPO agrees that the acts or omissions of the other working interest owners who are not affiliated with EOLP shall not constitute a violation of the provisions of this Section 7.6, nor shall any action required by a vote of working interest owners constitute such a violation so long as EOLP has voted its interest in a manner consistent with the provisions of this Section 7.6.
     Section 7.7 Financial Information.
     (a) Prior to and following Closing, EOLP shall and shall use reasonable efforts to cause its accountants, counsel, agents and other third parties to cooperate with the Partnership, EEPO and its representatives in connection with the preparation by the Partnership of financial statements and other financial data relating to the Assets (collectively, the “Financial Statements”) that are required to be included in any filing by the Partnership or its affiliates with the Securities and Exchange Commission.
     (b) Prior to and following Closing, EOLP shall give the Partnership, EEPO and their respective representatives reasonable access during normal business hours to the Assets, Records, and other financial data necessary for the preparation of the Financial Statements. If requested, EOLP shall execute and deliver to the external audit firm that audits the Financial Statements (the “Audit Firm”) such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit or are the subject of a review pursuant to Statement of Accounting Standards 100 (Interim Financial Information), as may be reasonably requested by the Audit Firm, with respect to the Financial Statements, provided, that, the Partnership and EEPO shall provide customary indemnity for any officer of EOLP executing and delivering such representation letters to the Audit Firm.
     (c) Each of the Partnership and EEPO shall reimburse EOLP for all third party out-of-pocket costs incurred by EOLP with respect to EOLP’s obligations under Sections 7 (a) and 7 (b) above.

     Section 7.8 Preference Rights and Transfer Requirements.
     (a) EEPO’s purchase of the Assets is expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements. Prior to the Closing Date, EOLP shall initiate all procedures which in EOLP’s good faith judgment are reasonably required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements set forth in Schedule 5.13 with respect to the transactions contemplated by this Agreement. EOLP shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith.
     (b) The portion of the Consideration to be allocated to any Asset or portion thereof affected by a Preference Right (a “Preference Property”) or that becomes a Retained Asset shall be the portion of the Consideration allocated thereto in Exhibit A-1. If a Preference Property or a Retained Asset affects only a portion of a Property and a portion of the Consideration has not been allocated specifically to such portion of a Property in Exhibit A-1, then the portion of the Consideration to be allocated to such Preference Property or Retained Asset shall be determined in a reasonable manner taking into account the net acreage (or net acre feet, as appropriate) that the portion of such Property affected by such Preference Property or Retained Asset bears to the net acreage (or net acre feet, as appropriate) in the entire Property. Any Preference Property or Retained Asset that is a Property shall include a pro rata share of all of EOLP’s right, title and interest in, to and under all Contracts, Surface Contracts, Equipment, Hydrocarbon production and Records included in the Assets that are directly related or attributable to such Preference Property or Retained Asset.
     (c) If the holder of a Preference Right who has been offered a Preference Property pursuant to Section 7.8(a) elects prior to Closing to purchase such Preference Property in accordance with the terms of such Preference Right, and EOLP and EEPO receive written notice of such election prior to the Closing, such Preference Property will be eliminated from the Assets and the Consideration shall be reduced by the portion of the Consideration allocated to such Preference Property pursuant to Section 7.8(b). Except as provided in Section 7.8(d), if the holder of a Preference Right who has been offered a Preference Property or who has been requested to waive its Preference Right pursuant to Section 7.8(a) does not elect to purchase such Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date and the time in which the Preference Right may be exercised has not expired, such Preference Property shall be conveyed to EEPO at Closing subject to the rights, if any, of the holder of such Preference Right. In such event, EOLP shall continue its efforts to obtain the waiver of such Preference Rights to the extent provided in Section 7.8(a) and EEPO shall cooperate with such efforts. If the holder of a Preference Right elects to purchase a Preference Property subject to its Preference Right and Closing has already occurred with respect to such Preference Property, EEPO shall be obligated to comply with such Preference Right to the extent, if any, that the same remains valid and enforceable with respect to this transaction and EEPO shall be entitled to the consideration for the sale of such Preference Property from EEPO to such Preference Right holder.
     (d) In the event
          (i) a third party brings any suit, action or other proceeding prior to the Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce a Preference Right; or

          (ii) an Asset is subject to a Transfer Requirement that provides that transfer of such Asset without compliance with such Transfer Requirement will result in termination or other material impairment of any rights in relation to such Asset, and such Transfer Requirement is not waived, complied with or otherwise satisfied prior to the Closing Date, then, unless otherwise mutually agreed by EOLP and EEPO, the Asset or portion thereof affected by such Preference Right or Transfer Requirement (a “Retained Asset”) shall be held back from the Assets to be transferred and conveyed to EEPO at Closing and the Consideration to be paid at Closing shall be reduced by the portion of the Consideration which is allocated to such Retained Asset pursuant to Section 7.8(b).
     Any Retained Asset so held back at the initial Closing will be conveyed to EEPO at a delayed Closing (which shall become the new Closing Date with respect to such Retained Asset), within ten (10) days following the date on which the suit, action or other proceeding, if any, referenced in clause (i) above is settled or a judgment is rendered (and no longer subject to appeal) permitting transfer of the Retained Asset to EEPO pursuant to this Agreement and EOLP obtains, complies with, obtains a waiver of or notice of election not to exercise or otherwise satisfies all remaining Preference Rights and Transfer Requirements with respect to such Retained Asset as contemplated by this Section. At the delayed Closing, EEPO shall pay EOLP a purchase price equal to the amount by which the Consideration was reduced on account of the holding back of such Retained Asset (as adjusted pursuant to Section 2.2 through the new Closing Date therefor); provided, however, if all such Preference Rights and Transfer Requirements with respect to any Retained Asset so held back at the initial Closing are not obtained, complied with, waived or otherwise satisfied as contemplated by this Section within one hundred eighty (180) days after the initial Closing has occurred with respect to any Assets, then such Retained Asset shall be eliminated from the Assets and this Agreement (unless EOLP and EEPO mutually agree to proceed with a closing on such Retained Asset in which case EEPO shall be deemed to have waived any objection and shall be obligated to indemnify the EOLP Indemnitees for all Claims) with respect to non-compliance with such Preference Rights and Transfer Requirements related to such Retained Asset.
     Section 7.9 Tax Matters.
     (a) Subject to the provisions of Section 12.3, EOLP shall be responsible for (and entitled to retain any refunds that EOLP obtains with respect to) all Taxes related to the Assets (other than ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, which are addressed in Section 1.4) attributable to any period of time at or prior to the Closing Date, and EEPO shall be responsible for (and entitled to retain any refunds that EEPO obtains with respect to) all such Taxes related to the Assets attributable to any period of time after the Closing Date. Regardless of which Party is responsible, EOLP shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Taxes). EOLP shall deliver to EEPO within thirty (30) days of filing copies of all Tax Returns filed by EOLP after the Closing Date relating to the Assets and any supporting documentation provided by EOLP to taxing authorities, excluding Tax Returns related to income tax, franchise tax, or other similar Taxes.
     (b) The transactions pursuant to this Agreement shall be reported for federal income tax purposes as a “disguised sale” of the Assets in part within the meaning of Section 707 of the Code, and thus as (x) purchases and sales of the Section 1001 Assets for the cash portion of the Purchase Price (less cash described in Treas. Reg. § 1.707-4(d) or 1.707-5(b)) and any allocable liabilities and adjustments, and (y) as contributions governed by Section 721 of the Code of the Section 721 Assets in exchange for Common Units and any allocable adjustments. Subject to the provisions of Section 2.3, the determinations made by the Partnership with respect to (i) which Assets are Section 1001 Assets and which are Section 721 Assets, (ii) how EOLP’s tax bases in the Assets is allocated among the transactions contemplated by this Agreement, (iii) which liabilities and adjustments are allocable to the Section 1001 Assets, (iv) the allocation of the cash, liabilities and adjustments allocable to the Section 1001 Assets and (v) the tax consequences of the liabilities that are allocable to the Section 721 Assets shall be binding on the Parties. EOLP shall provide the Partnership such information and assistance as the Partnership reasonably requests in making such determinations. Each Party agrees not to assert, in connection with any Tax Return, Tax audit or similar proceeding, any position inconsistent with the allocations and determinations described in this Section 7.9(b).
     (c) Differences between the fair market value and the tax basis of the Section 721 Assets shall be taken into account in the manner required by Section 704(c) of the Code. The Partnership will elect the remedial allocation method of Treas. Reg. § 1.704-3(d) as to all such Assets. All other determinations regarding the application of Section 704(c), the determination and maintenance of capital accounts and other tax matters relating to the Section 721 Assets shall be made in the discretion of the Partnership. Among other things, EEPO may, but is not required to, make special allocations to EOLP to cause Common Units held by EOLP to have the same economic characteristics as other outstanding Common Units.
     (d) EEPO agrees to cooperate (at no cost or liability to EEPO) with EOLP so that EOLP’s transfer of the Assets to EEPO shall, at EOLP’s election, be accomplished in a manner enabling the transfer to qualify as a part of a like-kind exchange of property by EOLP within the meaning of Section 1031 of the Code (a “Like-Kind Exchange”). If EOLP so elects, EEPO shall cooperate with EOLP to effect such like-kind exchange, which cooperation shall include, without limitation, taking such actions as EOLP reasonably requests in order to pay the Purchase Price in a manner which enables such transfer to qualify as part of a like-kind exchange of property within the meaning of Section 1031 of the Code, and EEPO agrees that EOLP may assign its rights (but not its obligations) under this Agreement to a qualified intermediary as defined in Treasury Regulations Section 1.1031(k) — 1(g)(4)(iii) under United States Treasury Regulations, to qualify the transfer of the Purchase Price as a part of a like-kind exchange of property within the meaning of Section 1031 of the Code. Notwithstanding the foregoing, (i) EOLP agrees to indemnify and hold harmless EEPO from any costs and expenses relating to its cooperation arising out of any such Like-Kind Exchange of EOLP, which indemnity shall survive the Closing; (ii) nothing in this Section 7.9(b) is intended to relieve any Party from its obligations hereunder; (iii) EEPO does not represent, warrant or covenant to EOLP that any particular Tax treatment will be given to any such Like-Kind Exchange, including that the Like-Kind Exchange will qualify as a “like kind” exchange for purposes of Section 1031 of the Code; and (iv) the sale of the Assets shall not be contingent or otherwise subject to the consummation of any such Like-Kind Exchange.
     Section 7.10 Further Assurances.
     After Closing, EOLP and EEPO each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

     Section 7.11 Insurance.
     Effective as of the Closing Date, EEPO shall carry and maintain the following: (i) general liability insurance with combined single limits per occurrence of not less than One Million Dollars ($1,000,000) for bodily injury and property damage, including property damage by blowout and cratering, completed operations, and contractual liability as respects any contract into which the EEPO may enter under the terms of this Agreement; and (ii) operators extra expense insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence, covering the costs of controlling a blowout, and certain other related and/or resulting costs and seepage and pollution liability.
     Section 7.12 EOLP’s Non-Exclusive Rights of Use.
     Effective as of the Closing Date, EEPO agrees to grant to EOLP:
     (a) a non-exclusive right to freely use any logs, maps, engineering data and reports, reserve studies and evaluations, and other geological or geophysical data and information being transferred as a part of the Assets; and
     (b) a non-exclusive license to use the seismic data related to the Properties and included in the Assets.
ARTICLE 8
CONDITIONS TO CLOSING
     Section 8.1 Conditions of EOLP to Closing.
     The obligations of EOLP to consummate the transactions contemplated by this Agreement are subject, at the option of EOLP, to the satisfaction on or prior to Closing of each of the following conditions:
     (a) Representations. The representations and warranties of the Partnership and EEPO set forth in Article 6 shall be true and correct in all material respects, other than representations and warranties that are already qualified as to materiality, which shall be true and correct in all respects , as of the Closing Date as though made on and as of the Closing Date;
     (b) Performance. Each of the Partnership and EEPO shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;
     (c) Pending Litigation. No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body; provided, however, Closing shall proceed notwithstanding any suits, actions or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to Assets with aggregate Allocated Values of less than ten percent (10%) of the unadjusted Consideration, and the Assets subject to such suits, actions or other proceedings shall be treated in accordance with Section 7.8;

     (d) Deliveries. EEPO shall have delivered to EOLP duly executed counterparts of the Conveyance and the other documents and certificates to be delivered by EEPO under Section 9.3;
     (e) Title Defects. The adjustment to the Consideration on account of the sum of all Title Defect Amounts for Title Defects determined under Section 3.4(g) prior to Closing, less the sum of all Title Benefit Amounts for Title Benefits determined under Section 3.4(h) prior to the Closing, shall be less than twenty percent (20%) of the Allocated Value of the Properties;
     (f) Casualty or Condemnation. The aggregate losses from casualties to the Assets and takings of Assets under right of eminent domain shall be less than twenty percent (20%) of the unadjusted Consideration;
     (g) Payment. EEPO shall have paid the Purchase Cash Consideration and the Partnership shall have issued the Purchase Unit Consideration and the Investment Consideration to EOLP;
     (h) Aggregate Adjustments. The aggregate adjustments to the Consideration shall be less than twenty percent (20%) of the unadjusted Consideration;
     (i) Bonds. EEPO shall have obtained the Bonds described in Section 12.6; and
     (j) New York Stock Exchange. The Purchase Unit Consideration shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.
     Section 8.2 Conditions of the Partnership and EEPO to Closing.
     The obligations of the Partnership and EEPO to consummate the transactions contemplated by this Agreement are subject, at the option of the Partnership and EEPO, to the satisfaction on or prior to Closing of each of the following conditions:
     (a) Representations. The representations and warranties of EOLP set forth in Article 5 shall be true and correct in all material respects, other than representations and warranties that are already qualified as to materiality (including Material Adverse Effect), which shall be true and correct in all respects, as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date);
     (b) Performance. EOLP shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;
     (c) Pending Litigation. No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body; provided, however, Closing shall proceed notwithstanding any suits, actions or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to Assets with aggregate Allocated Values of less than ten percent (10%) of the unadjusted Consideration, and the Assets subject to such suits, actions or other proceedings shall be treated in accordance with Section 7.8;

     (d) Deliveries. EOLP shall have delivered to EEPO duly executed counterparts of the Conveyance and the other documents and certificates to be delivered by EOLP under Section 9.2;
     (e) Title Defects. The adjustment to the Consideration on account of the sum of all Title Defect Amounts for Title Defects determined under Section 3.4(g) prior to the Closing, less the sum of all Title Benefit Amounts for Title Benefits determined under Section 3.4(h) prior to Closing, shall be less than twenty percent (20%) of the Allocated Value of the Properties;
     (f) Casualty or Condemnation. The aggregate losses from casualties to the Assets and takings of Assets under right of eminent domain shall be less than twenty percent (20%) of the unadjusted Consideration;
     (g) Aggregate Adjustments. The aggregate adjustments to the Consideration shall be less than twenty percent (20%) of the unadjusted Consideration; and
     (h) Financing. EEPO will have obtained debt and equity financing on terms and conditions reasonably satisfactory to EEPO.
ARTICLE 9
CLOSING
     Section 9.1 Time and Place of Closing.
     (a) Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by EEPO and EOLP, take place at the offices of Encore Operating, L.P. located at 777 Main Street, Suite 1400, Fort Worth Texas at 10:00 a.m., local time, on or before January 31, 2008, or if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the rights of the Parties under Article 10.
     (b) The date on which the Closing occurs is herein referred to as the “Closing Date.”
     Section 9.2 Obligations of EOLP at Closing.
     At the Closing, upon the terms and subject to the conditions of this Agreement, EOLP shall deliver or cause to be delivered to EEPO, the following:
     (a) the Conveyance, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by EOLP;
     (b) letters-in-lieu of transfer orders covering the Assets, duly executed by EOLP;
     (c) a certificate, duly executed by an authorized corporate officer of EOLP, dated as of Closing, certifying on behalf of EOLP that the conditions set forth in Sections 8.2(a) and 8.2(b) have been fulfilled; and
     (d) one (1) original executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that EOLP is not a foreign person within the meaning of the Code.

     Section 9.3 Obligations of the Partnership and EEPO at Closing.
     At the Closing, upon the terms and subject to the conditions of this Agreement, the Partnership and EEPO shall deliver or cause to be delivered to EOLP, the following:
     (a) a wire transfer of the Purchase Cash Consideration in same-day funds;
     (b) a certificate of the Partnership’s transfer agent certifying as to the issuance of the Purchase Unit Consideration and the Investment Consideration;
     (c) the Conveyance, duly executed by EEPO;
     (d) letters-in-lieu of transfer orders covering the Assets, duly executed by EEPO; and
     (e) a certificate, duly executed by an authorized corporate officer of the General Partner and EEPO, dated as of Closing, certifying on behalf of the Partnership and EEPO that the conditions set forth in Sections 8.1(a) and 8.1(b) have been fulfilled.
     Section 9.4 Closing Payment & Post-Closing Consideration Adjustments.
     (a) Not later than three (3) Business Days prior to the Closing Date, EOLP shall prepare and deliver to EEPO, based upon the best information available to EOLP, a preliminary settlement statement estimating the Adjusted Consideration after giving effect to all the Consideration adjustments provided for in this Agreement. The estimate delivered in accordance with this Section 9.4(a) shall constitute the amount to be paid by EEPO to EOLP at the Closing (the “Closing Payment”).
     (b) As soon as reasonably practicable after the Closing but not later than one hundred and twenty (120) days following the Closing Date, EOLP shall prepare and deliver to EEPO a statement setting forth the final calculation of the Adjusted Consideration and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement. EOLP shall at EEPO’s request supply reasonable documentation available to support any credit, charge, receipt or other item. As soon as reasonably practicable but not later than the 30th day following receipt of EOLP’s statement hereunder, EEPO shall deliver to EOLP a written report containing any changes that EEPO proposes be made to such statement. The Parties shall undertake to agree on the final statement of the Adjusted Consideration no later than one hundred eighty (180) days after the Closing Date. In the event that the Parties cannot reach agreement within such period of time, either Party may refer the remaining matters in dispute to a nationally-recognized independent accounting firm as may be accepted by EEPO and EOLP, for review and final determination. The accounting firm shall conduct the arbitration proceedings in Tarrant County, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 9.4. The accounting firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal. In determining the proper amount of any adjustment to the Consideration, the accounting firm shall not increase the Consideration more than the increase proposed by EOLP nor decrease the Consideration more than the decrease proposed by EEPO, as applicable. The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter. EOLP and

EEPO shall each bear its own legal fees and other costs of presenting its case. Each Party shall bear one-half of the costs and expenses of the accounting firm. Within ten (10) Business Days after the date on which the Parties or the accounting firm, as applicable, finally determines the disputed matters, (x) EEPO shall pay to EOLP the amount by which the Adjusted Consideration exceeds the Closing Payment or (y) EOLP shall pay to EEPO the amount by which the Closing Payment exceeds the Adjusted Consideration, as applicable.
     (c) All payments made or to be made hereunder to EOLP shall be by electronic transfer of immediately available funds to a bank and account specified by EOLP in writing to EEPO, and all payments made or to be made hereunder to EEPO shall be by electronic transfer of immediately available funds to a bank and account specified by EEPO in writing to EOLP.
ARTICLE 10
TERMINATION
     Section 10.1 Termination.
     Unless terminated earlier pursuant to other provisions provided herein, this Agreement may be terminated at any time prior to Closing: (i) by the mutual prior written consent of EOLP and EEPO; or (ii) by EOLP, if Closing has not occurred on or before April 30, 2008 other than due to default by EOLP, or (iii) by EEPO, if Closing has not occurred on or before April 30, 2008, other than due to default by EEPO.
     Section 10.2 Effect of Termination.
     If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 5.6, 6.5, 7.5, 10.3, 11.4(b)(vi), 11.8, 11.9.(a), 11.9.(b), 12.7, 12.13 and 12.16 of this Agreement, all of which shall continue in full force and effect) and EOLP shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Party without any restriction under this Agreement. Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 10.1(ii) or 10.1(iii) shall not relieve any Party from liability for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing. In the event this Agreement terminates under Sections 10.1(ii) or 10.1(iii) because a Party has willfully or negligently failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed at or prior to Closing, then the other Party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such Party may be entitled.
ARTICLE 11
POST-CLOSING OBLIGATIONS; INDEMNIFICATION;
LIMITATIONS; DISCLAIMERS AND WAIVERS
     Section 11.1 Receipts.
     Except as otherwise provided in this Agreement, any Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets which are not reflected in the adjustments to the Consideration following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which EEPO is entitled under Section 1.4 shall be the sole property and entitlement of EEPO, and, to the extent received by EOLP, EOLP shall fully disclose, account for and remit the same promptly to EEPO, and (b) all Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which EOLP is entitled under Section 1.4 shall be the sole property and entitlement of EOLP and, to the extent received by EEPO, EEPO shall fully disclose, account for and remit the same promptly to EOLP.
     Section 11.2 Expenses.
     Any Property Costs which are not reflected in the adjustments to the Consideration following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all Property Costs for which EOLP is responsible under Section 1.4 shall be the sole obligation of EOLP and EOLP shall promptly pay, or if paid by EEPO, promptly reimburse EEPO for and hold EEPO harmless from and against same; and (b) all Property Costs for which EEPO is responsible under Section 1.4 shall be the sole obligation of EEPO and EEPO shall promptly pay, or if paid by EOLP, promptly reimburse EOLP for and hold EOLP harmless from and against same. EOLP is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which EOLP is in whole or in part responsible, provided that EOLP shall not agree to any adjustments to previously assessed costs for which EEPO is liable without the prior written consent of EEPO, such consent not to be unreasonably withheld. EOLP shall provide EEPO with a copy of all applicable audit reports and written audit agreements received by EOLP and relating to periods for which EEPO is partially responsible.
     Section 11.3 Assumed Obligations.
     Without limiting EEPO’s rights to indemnity under this Article 11, on the Closing Date, EEPO shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of EOLP, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time (other than Royalty Amounts occurring or attributable to periods prior to the Effective Time, which shall be retained by EOLP), including but not limited to, obligations to (i) pay working interests, royalties, overriding royalties and other interests held in suspense, as shown on Schedule 11.3, (ii) properly plug and abandon any and all wells, including inactive wells or temporarily abandoned wells, drilled on the Properties or otherwise pursuant to the Assets, (iii) replug any well, wellbore, or previously plugged well on the Properties to the extent required by Governmental Body, (iv) dismantle, salvage and remove any equipment, structures, materials, platforms, flowlines, and property of whatever kind related to or associated with operations and activities conducted on the Properties or otherwise pursuant to the Assets, (v) clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements, orders, directives, judgments or Laws, (vi) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and related contracts, or as required by applicable Laws or Environmental Laws, and (vii) pay working interests, royalties, overriding royalties and other interests payable to third parties on account of production from the Assets (collectively, “Royalty Amounts”) occurring or attributable to periods after the Effective Time (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Obligations”);

     provided, however, that EEPO does not accrue any rights or assume any obligations or liabilities of EOLP to the extent that they are:
     (i) attributable to or arise out of the Excluded Assets; or
     (ii) the continuing responsibility of EOLP under Sections 11.1 and 11.2 or matters for which EOLP is required to indemnify EEPO under Section 11.4(c).
     Section 11.4 Indemnities.
     (a) Definitions.
     For purposes of this Agreement, the terms “Claim” or “Claims” mean, unless specifically provided otherwise, all claims (including, but not limited to, those for damage to property, bodily injury and death, personal injury, illness, disease, maintenance, cure, loss of parental and spousal consortium, wrongful death, loss of support, and wrongful termination of employment), damages, liabilities, losses, demands, liens, encumbrances, fines, penalties, causes of action of any kind (including actions for indirect, consequential, punitive and exemplary damages), obligations, costs (including payment of all reasonable attorneys’ fees and costs of litigation), judgments, interest, and awards or amounts, of any kind or character, whether under judicial proceedings, administrative proceedings, investigation by a Governmental Body or otherwise, or conditions in the premises of or attributable to any Person or Persons or any Party or parties, breach of representation or warranty (expressed or implied), under any theory of tort, contract, breach of contract (including any Claims which arise by reason of indemnification or assumption of liability contained in other contracts entered into by an Indemnified Party hereunder), at law or in equity, under statute, or otherwise, arising out of, or incident to or in connection with this Agreement or the ownership or operation of the Assets.
     The phrase “REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, WITHOUT LIMITATION, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY:
     THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT OF EEPO INDEMNITEES, EOLP INDEMNITEES, INVITEES AND/OR THIRD PARTIES (BUT EXCLUDING GROSS NEGLIGENCE AND WILLFUL MISCONDUCT OF AN INDEMNITEE); AND/OR
     A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE PREMISES OF EEPO’S PROPERTY OR EOLP’S PROPERTY (INCLUDING WITHOUT LIMITATION THE ASSETS), INVITEES AND/OR THIRD PARTIES; AND/OR THE UNAIRWORTHINESS OF ANY AIRCRAFT OF A PARTY WHETHER CHARTERED, OWNED, OR PROVIDED BY EEPO INDEMNITEES, EOLP INDEMNITEES, INVITEES AND/OR THIRD PARTIES.
     (b) EEPO Indemnity Obligation.
     Subject only to Section 11.4(c), EEPO shall be responsible for and indemnify, defend, release and hold harmless EOLP Indemnitees from and against all Claims caused by, arising out of or resulting from:
     (i) the Assumed Obligations, REGARDLESS OF FAULT;

     (ii) the ownership, use or operation of the Assets after the Effective Time, REGARDLESS OF FAULT;
     (iii) EEPO’s breach of any of EEPO’s covenants or agreements contained in Article 7, REGARDLESS OF FAULT;
     (iv) any breach of any representation or warranty made by EEPO contained in Article 6 of this Agreement or confirmed in the certificate delivered by EEPO at Closing pursuant to Section 9.3(d), REGARDLESS OF FAULT;
     (v) the release from the Assets of materials into the environment or protection of human health, safety, natural resources or the environment, or any other environmental condition of the Assets, REGARDLESS OF FAULT; and
     (vi) EEPO Indemnitees’ access under Section 4.1, Section 7.1, or otherwise, to the Assets, the Records and other related activities or information prior to the Closing, REGARDLESS OF FAULT.
     (c) EOLP Indemnity Obligation.
     Subject to the limitations contained in Section 11.7, EOLP shall be responsible for and indemnify, defend, release and hold harmless EEPO Indemnitees from and against all Claims caused by, arising out of or resulting from:
     (i) the ownership, use or operation of the Excluded Assets, REGARDLESS OF FAULT;
     (ii) EOLP’s breach of any of EOLP’s covenants or agreements contained in Article 7, REGARDLESS OF FAULT;
     (iii) any breach of any representation or warranty made by EOLP contained in Article 5 of this Agreement or confirmed in the certificate delivered by EOLP at Closing pursuant to Section 9.2(c), REGARDLESS OF FAULT;
     (iv) the payment of Royalty Amounts on account of production from the Assets occurring or attributable to periods before the Effective Time, REGARDLESS OF FAULT; and
     (v) fines or civil, criminal or regulatory penalties that may be levied by Governmental Authority for violation of Environmental Laws by EOLP with respect to the Assets operated by EOLP which occurred during the period of EOLP’s ownership of such Assets, REGARDLESS OF FAULT.

     (d) Additional Provisions.
     It is the intention of the Parties that this Article 11 shall govern the allocation of risks and liabilities between EEPO and EOLP except to the extent that it is expressly stated (whether elsewhere in this Article 11 or in some other Article hereof) that the provisions of such other Article (or part thereof) shall control over the terms of all or part of this Article 11.
     Notwithstanding anything to the contrary contained in this Agreement, this Section 11.4 contains the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Articles 5, 6 and Sections 7.1, 7.2, 7.3, 7.4, 7.5 and 7.6 and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Sections 9.2(c) or 9.3(d), as applicable.
     Claims for Property Costs shall be exclusively handled pursuant to the Consideration adjustments in Section 2.2, and pursuant to Section 11.2, and shall not be subject to indemnification under this Section 11.4.
     In connection with EEPO Indemnitees’ access to the Assets prior to Closing, the Parties acknowledge that such access may be subject to, confidentiality, agreements, releases or other agreements required by EOLP or the operator of non-EOLP Operated Properties. In the event of a conflict between the provisions of such agreements and Section 11.4(b)(vi) of this Agreement, Section 11.4(b)(vi) of this Agreement shall control.
     (e) Additional Agreements Regarding Indemnification.
     Notwithstanding anything to the contrary in this Agreement, for purposes of determining whether a representation or warranty has been breached for purposes of this Article 11, each representation and warranty set forth in Article 5 and Article 6, shall be read without regard to and without giving effect to any “material,” “materiality,” Material Adverse Effect, or similar qualifications, that may be contained in any such representation or warranty.
     Section 11.5 Indemnification Actions.
     All claims for indemnification under Section 11.4 shall be asserted and resolved as follows:
     (a) For purposes of this Article 11, the term “Indemnifying Party” shall mean the party or parties having an obligation to indemnify another party or parties pursuant to the terms of this Agreement. The term “Indemnified Party” shall mean the Party or Parties having the right to be indemnified by another Party or Parties pursuant to the terms of this Agreement.
     (b) To make a claim for indemnification (“Indemnity Claim”) under Section 11.4, and/or any other Article (or part thereof) expressly stating that it controls over the terms of this Article 11, an Indemnified Party shall notify the Indemnifying Party in writing of its Indemnity Claim, including the specific details of and specific basis under this Agreement for its Indemnity Claim (the “Claim Notice”). The Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim for which it seeks indemnification and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 11.5 shall not relieve the Indemnifying Party of its obligations under Section 11.4 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Claim. In the event that the Indemnity Claim is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.
     (c) The Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against the relevant Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.
     (d) If the Indemnifying Party admits its liability to indemnify the Indemnified Party, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may (at its sole cost and expense) participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 11.5(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim, or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).
     (e) If the Indemnifying Party does not admit its liability to indemnify the Indemnified Party or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) Business Days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.
     Section 11.6 Release.
     (a) EXCEPT FOR MATTERS FOR WHICH EOLP IS REQUIRED TO INDEMNIFY EEPO PURSUANT TO THIS AGREEMENT, EEPO RELEASES, REMISES AND FOREVER DISCHARGES EOLP INDEMNITEES FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH EEPO MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST EOLP INDEMNITEES, RELATING DIRECTLY OR INDIRECTLY TO THE ASSETS, INCLUDING WITHOUT LIMITATION CLAIMS ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION,

RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED, REGARDLESS OF FAULT, BUT EXCLUDING MATTERS FOR WHICH EEPO IS ENTITLED TO INDEMNITY FROM EOLP.
     (b) EEPO covenants and agrees that it will not attempt to avoid the effect of the release made by it hereinabove by later arguing that at the time of the release it did not fully appreciate the extent of any such Claims, including without limitation, environmental Claims.
     Section 11.7 Limitation on Actions.
     (a) Except for the Fundamental Representations which shall survive indefinitely, the representations and warranties of the parties in Articles 5 and 6 terminate one year after Closing. The remainder of the representations, warranties, covenants, and agreements provided for in this Agreement shall survive Closing for one (1) year except that covenants and agreements contemplated to be complied with or performed following the Closing shall survive indefinitely. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide Claim asserted pursuant to this Agreement with respect to the breach of such a representation, warranty, covenant or agreement on or before its expiration date.
     (b) The indemnities in Sections 11.4(b)(iii) and 11.4(b)(iv) and 11.4(c)(ii) and 11.4(c)(iii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to Claims asserted pursuant to this Agreement with respect to the breach of such representation, warranty, covenant or agreement on or before such termination date. EEPO’s indemnities in Sections 7.9(c), 11.4(b)(i), 11.4(b)(ii), 11.4(b)(v), and 11.4(b)(vi) and EOLP’s indemnities under Sections 7.9(b) and 11.4(c)(i) shall continue without time limit.
     (c) Neither EOLP nor EEPO shall have any liability for any indemnification under Section 11.4 until and unless the aggregate amount of the liability for all Claims for which Claim Notices are delivered by EEPO or EOLP, as applicable, exceeds two percent (2%) of the Consideration, and then only to the extent such damages exceed such two percent (2%) of the Consideration. The adjustments to the Consideration under Section 2.2 and any payments in respect thereof shall not be limited by this Section. Breaches of the Fundamental Representations shall not be subject to the limitations set forth in the subparagraph.
     (d) Notwithstanding anything to the contrary contained elsewhere in this Agreement, neither party shall be required to indemnify the other Party for aggregate damages in excess of an amount equal to twenty-five percent (25%) of the final Adjusted Consideration. Breaches of the Fundamental Representations shall not be subject to the limitations set forth in this subparagraph.
     Section 11.8 Disclaimers.
     (a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 5 OF THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF EOLP TO BE DELIVERED PURSUANT TO SECTION 9.2(C), OR IN THE CONVEYANCE, (I) EOLP MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) EOLP EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR

COMMUNICATED (ORALLY OR IN WRITING) TO EEPO OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO EEPO BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF EOLP OR ANY OF ITS AFFILIATES).
     (b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OF THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF EOLP TO BE DELIVERED PURSUANT TO SECTION 9.2(C), OR IN THE CONVEYANCE, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EOLP EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO EEPO OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM REDHIBITORY VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT EEPO SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT EEPO HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS EEPO DEEMS APPROPRIATE, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.
     (c) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EOLP HAS NOT AND WILL NOT MAKE ANY OTHER REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND EEPO SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.
     Section 11.9 Waiver of Trade Practices Acts.
     (a) It is the intention of the Parties that EEPO’s rights and remedies with respect to this transaction and with respect to all acts or practices of EOLP, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices—Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq. (the “DTPA”). As such, EEPO hereby waives the applicability of the DTPA to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA, whether such duties, rights and remedies are applied directly by the DTPA itself or indirectly in connection with other statutes; provided, however, EEPO does not waive § 17.555 of the DTPA. EEPO acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has assets of $5 million or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as contemplated in this Agreement; and that it is not in a significantly disparate bargaining position with EOLP.
     (b) EEPO expressly recognizes that the price for which EOLP has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. EEPO further recognizes that EOLP, in determining to proceed with the entering into of this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA.
     Section 11.10 Recording.
     As soon as practicable after Closing, EEPO shall record the Conveyance in the appropriate counties and/or parishes and provide EOLP with copies of all recorded or approved instruments.
     The conveyance in the form attached hereto as Exhibit B is intended to convey all of the Properties being conveyed pursuant to this Agreement. Certain Properties or specific portions of the Properties that are leased from, or require the approval to transfer by, a governmental entity are conveyed under the Conveyance and also are described and covered other separate assignments made by EOLP to EEPO on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in the Conveyance attached as Exhibit B. Further, such assignments shall be deemed to contain the special warranty of title of EOLP and all of the exceptions, reservations, rights, titles, power and privileges set forth herein and in the Conveyance as fully and only to the extent as though they were set forth in each such separate assignment.
ARTICLE 12
MISCELLANEOUS
     Section 12.1 Counterparts.
     This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.
     Section 12.2 Notice.
     All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to EEPO or the Partnership:	Encore Energy Partners Operating LLC 777 Main Street, Suite 1400 Fort Worth, Texas 76102 Attn: President and Conflicts Committee Chair Telephone: (817) 877-9955 Telecopy: (817) 877-1655

If to EOLP:	Encore Operating, L.P. 777 Main Street, Suite 1400 Fort Worth, Texas 76102 Attn: Vice President Land Telephone: (817) 877-9955 Telecopy: (817) 877-1655
Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.
     Section 12.3 Sales or Use Tax Recording Fees and Similar Taxes and Fees.
     EEPO shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby (other than income Taxes). EOLP will determine, and EEPO agrees to cooperate with EOLP in determining, sales tax, if any, that is due in connection with the sale of Assets and EEPO agrees to pay any such tax to EOLP at Closing. If such transfers or transactions are exempt from any such taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, EEPO will timely furnish to EOLP such certificate or evidence.
     Section 12.4 Expenses.
     Except as provided in Section 12.3 and this Section 12.4, all expenses incurred by EOLP in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by EOLP, shall be borne solely and entirely by EOLP, and all such expenses incurred by EEPO shall be borne solely and entirely by EEPO; provided, however, that if (x) one party breaches its obligations under this Agreement and the Closing does not occur, then the other party shall bear and pay for all such expenses of the non breaching party except in the event (y) the Closing fails to occur because the condition set forth in Section 8.2(h) is not satisfied, then all such expenses of EOLP shall be borne and paid for by EEPO.
     Section 12.5 Change of Name.
     As promptly as practicable, but in any case within thirty (30) days after the Closing Date, EEPO shall eliminate the names “Encore Acquisition Company,” “Encore Operating, L.P.” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to EOLP or any of its Affiliates.
     Section 12.6 Replacement of Bonds, Letter of Credit and Guarantees.
     The Parties understand that none of the Bonds, letters of credit and guarantees, if any, described on Schedule 12.6 posted by EOLP with Governmental Bodies and relating to the Assets are transferable to EEPO. Prior to Closing, EEPO shall have obtained in the name of EEPO, replacements for such Bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the Bonds, letters of credit and guarantees posted by EOLP or to consummate the transactions contemplated by this Agreement.
     Section 12.7 Governing Law and Venue.
     THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS. JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER SHALL BE PROPER ONLY IN TARRANT COUNTY, TEXAS.
     Section 12.8 Captions.
     The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
     Section 12.9 Waivers.
     Any failure by any Party or Parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the Party or Parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     Section 12.10 Assignment.
     No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any assignment or delegation made without such consent shall be void; This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
     Section 12.11 Entire Agreement.
     This Agreement and the Exhibits and Schedules attached hereto, and the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

     Section 12.12 Amendment.
     (a) This Agreement may be amended or modified only by an agreement in writing executed by both Parties.
     (b) No waiver of any right under this Agreement shall be binding unless executed in writing by the Party to be bound thereby.
     Section 12.13 No Third-Party Beneficiaries.
     Nothing in this Agreement shall entitle any Person other than EEPO and EOLP to any Claims, remedy or right of any kind, except as to those rights expressly provided to EOLP Indemnitees and EEPO Indemnitees (provided, however, any claim for indemnity hereunder on behalf of a EOLP Indemnitee or a EEPO Indemnitee must be made and administered by a Party to this Agreement).
     Section 12.14 References.
     In this Agreement:
     (a) References to any gender includes a reference to all other genders;
     (b) References to the singular includes the plural, and vice versa;
     (c) Reference to any Article or Section means an Article or Section of this Agreement;
     (d) Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;
     (e) Unless expressly provided to the contrary, “hereunder”, “hereof’, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and
     (f) “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term.
     Section 12.15 Construction.
     EEPO is a Party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability. Each of EOLP and EEPO has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either Party.

     Section 12.16 Limitation on Damages.
     Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, the Parties acknowledge that this Agreement does not authorize one Party to sue for or collect from the other Party its own punitive damages, or its own consequential or indirect damages in connection with this Agreement and the transactions contemplated hereby and each Party expressly waives for itself and on behalf of its Affiliates, any and all Claims it may have against the other Party for its own such damages in connection with this Agreement and the transactions contemplated hereby.
     Section 12.17 Conspicuousness.
     The Parties agree that provisions in this Agreement in “bold” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.
     Section 12.18 Severability.
     If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either Party.
     Section 12.19 Time of Essence.
     Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
     Section 12.20 Action by EEPO.
     With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by EEPO or the Partnership prior to or after the Closing Date with respect to this Agreement or the transactions contemplated hereby, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of EEPO.
[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties hereto on the date first above written.

ENCORE ENERGY PARTNERS OPERATING LLC

By:	/s/ Jon S. Brumley Jon S. Brumley
President and Chief Executive Officer

ENCORE ENERGY PARTNERS LP

By: Encore Energy Partners GP LLC, its sole general partner

By:	/s/ Jon S. Brumley Jon S. Brumley
President and Chief Executive Officer

ENCORE OPERATING, L.P.

By: EAP Operating Inc., its sole general partner

By:	/s/ Kevin Treadway Kevin Treadway
Vice President Land